Exhibit 10.2
CONSENT, JOINDER AND SECOND AMENDMENT TO CREDIT AGREEMENT
This Consent, Joinder and Second Amendment to Credit Agreement, dated as of December 31, 2014 (this "Amendment"), is among NEW REMY HOLDCO CORP. (after giving effect to the Second Amendment Closing Date Transaction (as defined in the Amended Credit Agreement (as hereinafter defined)), as Parent ("Parent"), REMY HOLDINGS, INC. (f/k/a Remy International, Inc.), a Delaware corporation ("Remy Holdings"), WESTERN REMAN INDUSTRIAL, INC., an Indiana corporation ("Western Reman Inc."), POWER INVESTMENTS, INC., an Indiana corporation ("Power Investments"), REMY ELECTRIC MOTORS, L.L.C., a Virginia limited liability company ("Remy Electric"), REMAN HOLDINGS, L.L.C., a Delaware limited liability company ("Reman Holdings"), REMY INDIA HOLDINGS, INC., a Delaware corporation ("Remy India"), REMY TECHNOLOGIES, L.L.C., a Delaware limited liability company ("Remy Technologies"), REMY KOREA HOLDINGS, L.L.C., a Delaware limited liability company ("Remy Korea"), REMY INC., a Delaware corporation ("Remy Inc."), REMY INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("Remy International Holdings"), REMY POWER PRODUCTS, LLC, a Delaware limited liability company ("Remy Power"), REMY USA INDUSTRIES, L.L.C., a Delaware limited liability company ("Remy USA") and WORLD WIDE AUTOMOTIVE, L.L.C., a Virginia limited liability company ("World Wide Automotive"; together with Remy International, Western Reman Inc., Power Investments, Remy Electric, Reman Holdings, Remy India, Remy Technologies, Remy Korea, Remy Inc., Remy International Holdings, and Remy Power, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers"), the Lenders party hereto and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"),
W I T N E S S E T H:
WHEREAS, Borrowers, Agent and Lenders are parties to that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms not otherwise defined herein having the definitions provided therefor in the Credit Agreement);
WHEREAS, Fidelity prior to consummation of the event described herein, owns approximately 51% of the outstanding Equity Interests of Remy Holdings ("Old Remy Shares");
WHEREAS, pursuant to that certain Reorganization Agreement dated September 7, 2014 ("Reorganization Agreement") between Fidelity National Financial, Inc., a Delaware corporation ("FNF") and New Remy Corp., a Delaware Corporation ("New Remy"), Fidelity shall distribute the Old Remy Shares to FNF, and FNF shall, in turn, contribute the Old Remy Shares to New Remy in exchange for Equity Interests of New Remy (collectively, the "Contribution");

WHEREAS, New Remy owns 100% the outstanding Equity Interests of (a) Fidelity National Technology Imaging, LLC ("Imaging"), and (b) Parent;
WHEREAS, Parent owns 100% of the outstanding Equity Interests of (a) New Remy Merger Sub., Inc., a Delaware corporation ("Merger Sub One") and (b) Old Remy Merger Sub., Inc., a Delaware corporation ("Merger Sub Two");
WHEREAS, pursuant to the terms of that certain Merger Agreement dated as of September 7, 2014 (the "Merger Agreement") by and among New Remy, Remy International, New Remy Holdco Corp. ("New Holdco"), Merger Sub One and Merger Sub Two, (a) Merger Sub One shall merge with and into New Remy and (b) Merger Sub Two shall merge with and into Remy Holdings (collectively, the "Mergers")
WHEREAS, pursuant to Distribution and Exchange Agent Agreement dated December 31, 2014 by and among American Stock Transfer & Trust Compnay, LLC, (the "Exchange Agreement") the stockholders of Remy Holdings (other than New Remy) shall exchange their Equity Interests of Remy Holdings for Equity Interests of New Holdco (the "Exchange");
WHEREAS, after giving effect to the Contribution, the Mergers and the Exchange, Parent shall own 100% of the outstanding Equity Interests of New Remy, New Remy shall own 100% of the Equity Interests of Imaging and Remy Holdings;
WHEREAS, Parent, New Remy and Imaging will all guaranty the Obligations of Borrowers under the Guaranty;
WHEREAS, Parent will join the Credit Agreement as the "Parent" (as such term is defined in the Amended Credit Agreement);
WHEREAS, Borrowers has requested that Agent and Lenders (x) consent to the Second Amendment Closing Date Transaction in accordance with the Second Amendment Closing Date Transaction Documents (as defined in the Amended Credit Agreement) and (y) amend the Credit Agreement in certain respects as provided herein in connection with the transactions described herein;
WHERAS, Agent and Lenders have agreed to (x) consent to the Second Amendment Closing Date Transaction and (y) amend the Credit Agreement to reflect the modifications set forth in the Credit Agreement attached as Exhibit A hereto (as amended, the "Amended Credit Agreement")
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Consent. In reliance upon the representations and warranties set forth herein and subject to the satisfaction of the conditions to effectiveness set forth herein, Agent and Lenders hereby consent to the consummation of the Second Amendment Closing Date Transaction in

accordance with the Second Amendment Closing Date Transaction Documents. The foregoing is a limited consent, and except as expressly set forth in this Amendment, the foregoing consents shall not constitute (i) modifications or alterations of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or (ii) waivers, releases or limitations upon the exercise by Agent or any Lender of any of its rights, legal or equitable, thereunder.
2.    Joinder. Parent hereby acknowledges, agrees and confirms that, by its execution of this Amendment, such Person will be deemed to be the "Parent" (as defined in the Amended Credit Agreement) under the Credit Agreement for all purposes of the Credit Agreement and shall have all obligations of the "Parent" thereunder as if it had executed the Credit Agreement. Parent hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including, without limitation (a) all of the representations and warranties of Parent and Borrowers set forth in Article 4 of the Credit Agreement (after giving effect to this Amendment), and (b) all of the covenants set forth in Articles 5, 6 and 7 of the Credit Agreement (after giving effect to this Amendment).
3.    Amendments to the Credit Agreement. In reliance upon the representations and warranties set forth in Section 7 below and subject to the satisfaction of the conditions to effectiveness set forth in Section 6 below, (a) the Credit Agreement (other than the Annexes, Exhibits and Schedules) is hereby amended to reflect the modifications set forth in the Credit Agreement attached as Exhibit A hereto, (b) Schedules 4.3, 4.6 (solely with respect to Part II), 4.8(b), 4.8(c), 4.8(d), 4.8(e), 4.8(f), 4.17, 4.22, 4.26 4.29, and 5.23, and I-1 are hereby supplemented by the disclosures set forth on Schedules 4.3, 4.6 (solely with respect to Part II), 4.8(b), 4.8(c), 4.8(d), 4.8(e), 4.8(f), 4.17, 4.22 4.29, and 5.23, in each case attached hereto, and (c) Schedules 4.13, 4.20 (solely with respect to Part II), 4.22, 4.23, 4.25, 5.12 and I-1 are hereby amended and restated in their entirety as set forth on Schedules 4.13, 4.20 (solely with respect to Part II), 4.23, 4.25, 5.12 and I-1 in each case attached hereto.
4.    Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
5.    Reaffirmation and Confirmation. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations, except as expressly set forth herein. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects.

6.    Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent:
(a)    Agent shall have received a copy of this Amendment executed and delivered by Agent, Lenders, Parent and Borrowers together with each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Exhibit A, each in form and substance reasonably satisfactory to Agent;
(b)    Borrowers shall have paid all fees, costs and expenses due and payable as of the date hereof under the Credit Agreement and the other Loan Documents, including without limitation fees set forth in the Fee Letter, as amended and restated on the date hereof;
(c)    The Second Amendment Closing Date Transaction has been consummated in accordance with the Second Amendment Closing Date Transaction Documents and applicable law; and
(d)    no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.
Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Borrower and Parent hereby represents and warrants to Agent and Lenders that:
(e)    after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);
(f)    no Default or Event of Default has occurred and is continuing; and
(g)    this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.
7.    Miscellaneous.
(a)    Expenses. Each Borrower agrees to pay on demand all reasonable costs and expenses of Agent and Lenders (including reasonable attorneys' fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.
(b)    Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.
(c)    Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
8.    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, to the extent permitted by applicable law, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(b)    Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT: REMY INTERNATIONAL, INC. a Delaware corporation By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller
BORROWERS: REMY HOLDINGS, INC. (f/k/a Remy International, Inc.), a Delaware corporation By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

WESTERN REMAN INDUSTRIAL, INC., an Indiana corporation By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

POWER INVESTMENTS, INC., an Indiana corporation By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

REMY ELECTRIC MOTORS, L.L.C., a Virginia limited liability company By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

REMAN HOLDINGS, L.L.C., a Delaware limited liability company By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

Signature Page to Consent, Joinder and Second Amendment to Credit Agreement

REMY INDIA HOLDINGS, INC., a Delaware corporation By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

REMY TECHNOLOGIES, L.L.C., a Delaware limited liability company By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

REMY KOREA HOLDINGS, L.L.C., a Delaware limited liability company By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

REMY INC., a Delaware corporation By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

REMY INTERNATIONAL HOLDINGS, INC., a Delaware corporation By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

REMY POWER PRODUCTS, LLC, a Delaware limited liability company By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

WORLD WIDE AUTOMOTIVE, L.L.C., a Virginia limited liability company By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller
REMY USA INDUSTRIES, L.L.C., a Delaware limited liability company By: /s/ Barbara J. Bitzer Title: Vice President, Global Controller

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender By: /s/ Daniel Laven Title: Vice President

BANK OF AMERICA, N.A., a national banking association, as a Lender By: /s/ Thomas J. Brennan Title: Senior Vice President

CREDIT AGREEMENT
by and among
REMY HOLDINGS, INC. (f/k/a Remy International, Inc.),
WESTERN REMAN INDUSTRIAL, INC.,
POWER INVESTMENTS, INC.,
REMY ELECTRIC MOTORS, L.L.C.,
REMAN HOLDINGS, L.L.C.,
REMY INDIA HOLDINGS, INC.,
REMY TECHNOLOGIES, L.L.C.,
REMY KOREA HOLDINGS, L.L.C.,
REMY INC.,
REMY INTERNATIONAL HOLDINGS, INC.,
REMY POWER PRODUCTS, LLC,
REMY USA INDUSTRIES, L.L.C.,
and WORLD WIDE AUTOMOTIVE, L.L.C.
as Borrowers,
REMY INTERNATIONAL, INC. (after giving effect to the Second Amendment Closing Date Transaction), as Parent
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
WELLS FARGO CAPITAL FINANCE, LLC
as the Administrative Agent, Joint Lead Arranger and Joint Bookrunner
and
BANK OF AMERICA, N.A.
as Syndication Agent and a Lender
and
MERRILL LYNCH, PIERCE, FENNER & SMITH, INC.
as Joint Lead Arranger and Joint Bookrunner
Dated as of December 17, 2010

TABLE OF CONTENTS
Page

1.	DEFINITIONS AND CONSTRUCTION. 2

1.1.	Definitions. 2

1.2.	Accounting Terms. 2

1.3.	Code. 3

1.4.	Construction. 3

1.5.	Schedules and Exhibits. 4

1.6.	Currency Equivalents Generally. 4

2.	LOAN AND TERMS OF PAYMENT. 4

2.1.	Revolver Advances. 4

2.2.	[Intentionally omitted] 6

2.3.	Borrowing Procedures and Settlements. 6

2.4.	Payments; Reductions of Commitments; Prepayments. 12

2.5.	Overadvances. 17

2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations. 17

2.7.	Crediting Payments; Clearance Charge. 19

2.8.	Designated Account. 19

2.9.	Maintenance of Loan Account; Statements of Obligations. 19

2.10.	Fees. 20

2.11.	Letters of Credit. 20

2.12.	LIBOR Option. 24

2.13.	Capital Requirements. 26

2.14.	Joint and Several Liability of Borrowers. 27

3.	CONDITIONS; TERM OF AGREEMENT. 30

3.1.	Conditions Precedent to the Initial Extension of Credit. 30

3.2.	Conditions Precedent to all Extensions of Credit. 30

3.3.	Maturity. 30

3.4.	Effect of Maturity. 30

3.5.	Early Termination by Borrowers. 31

3.6.	Conditions Subsequent. 31

4.	REPRESENTATIONS AND WARRANTIES. 31

4.1.	Existence, Qualification and Power. 32

4.2.	Authorization; No Contravention. 32

4.3.	Governmental Authorization; Other Consents. 32

4.4.	Binding Effect. 33

4.5.	Financial Statements; No Material Adverse Effect. 33

4.6.	Litigation. 34

4.7.	No Default. 34

4.8.	Ownership of Property; Liens; Investments. 34

4.9.	Environmental Compliance. 35

4.10.	Insurance. 36

4.11.	Taxes. 36

4.12.	ERISA Compliance. 36

4.13.	Subsidiaries; Equity Interests; Loan Parties. 37

4.14.	Margin Regulations; Investment Company Act. 38

4.15.	Disclosure. 38

4.16.	Compliance with Laws. 38

4.17.	Intellectual Property; Licenses, Etc. 38

4.18.	Solvency; Fraudulent Transfer. 39

4.19.	Casualty, Etc. 39

4.20.	Labor Matters. 39

4.21.	[Intentionally omitted] 40

4.22.	Deposit, Disbursement and Securities Accounts. 40

4.23.	Government Contracts. 40

4.24.	Customer and Trade Relations. 40

4.25.	Bonding; Licenses. 40

4.26.	Material Contracts. 40

4.27.	Regulation H. 41

4.28.	Patriot Act. 41

4.29.	Indebtedness. 41

4.30.	OFAC. 42

4.31.	Other Documents. 42

4.32.	Second Amendment Closing Date Transaction Documents 42

4.33.	Eligible Accounts. 42

4.34.	Eligible Inventory. 43

4.35.	Locations of Inventory and Equipment. 43

4.36.	Inventory Records. 43

4.37.	Parent and Holdings as a Holding Company. 43

4.38.	Anti-Corruption Laws. 43

5.	AFFIRMATIVE COVENANTS. 43

5.1.	Financial Statements, Reports, Certificates. 44

5.2.	Collateral Reporting. 44

5.3.	Notices. 44

5.4.	Payment of Obligations. 45

5.5.	Preservation of Existence, Etc. 45

5.6.	Maintenance of Properties. 45

5.7.	Maintenance of Insurance. 46

5.8.	Compliance with Laws. 46

5.9.	Books and Records. 46

5.10.	Inspection Rights. 47

5.11.	Use of Proceeds. 47

5.12.	Covenant to Guarantee Obligations and Give Security. 47

5.13.	Compliance with Environmental Laws. 49

5.14.	Preparation of Environmental Reports. 49

5.15.	Further Assurances. 49

5.16.	Compliance with Terms of Leaseholds. 50

5.17.	[Intentionally omitted] 50

5.18.	Material Contracts. 50

5.19.	Taxes. 50

5.20.	Preservation of Interests in Collateral. 51

5.21.	Disclosure Updates. 51

5.22.	Lender Meetings. 51

5.23.	Location of Inventory and Equipment. 51

5.24.	Anti-Corruption Laws. 52

6.	NEGATIVE COVENANTS. 52

6.1.	Liens. 52

6.2.	Indebtedness. 55

6.3.	Investments. 57

6.4.	Fundamental Changes. 58

6.5.	Dispositions. 59

6.6.	Restricted Payments. 61

6.7.	Change in Nature of Business. 62

6.8.	Transactions with Affiliates. 62

6.9.	Burdensome Agreements; Material Contract. 63

6.10.	Use of Proceeds. 63

6.11.	Change Name. 63

6.12.	Prepayments and Amendments. 64

6.13.	[Intentionally omitted]. 64

6.14.	Accounting Changes. 64

6.15.	Hazardous Materials. 64

6.16.	Cancellation of Indebtedness. 65

6.17.	No Speculative Transactions. 65

6.18.	ERISA. 65

6.19.	Limitation on Issuance of Equity Interests. 65

6.20.	Acquisitions. 65

6.21.	Parent and Holdings as Holding Companies 65

6.22.	Anti-Corruption Laws. 65

7.	FINANCIAL COVENANTS. 66

8.	EVENTS OF DEFAULT. 66

9.	RIGHTS AND REMEDIES. 68

9.1.	Rights and Remedies. 68

9.2.	Remedies Cumulative. 69

10.	WAIVERS; INDEMNIFICATION. 69

10.1.	Demand; Protest; etc. 69

10.2.	The Lender Group's Liability for Collateral. 69

10.3.	Indemnification. 69

11.	NOTICES. 70

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. 71

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS. 72

13.1.	Assignments and Participations. 72

13.2.	Successors. 76

14.	AMENDMENTS; WAIVERS. 76

14.1.	Amendments and Waivers. 76

14.2.	Replacement of Certain Lenders. 78

14.3.	No Waivers; Cumulative Remedies. 79

15.	AGENT; THE LENDER GROUP. 79

15.1.	Appointment and Authorization of Agent. 79

15.2.	Delegation of Duties. 80

15.3.	Liability of Agent. 80

15.4.	Reliance by Agent. 80

15.5.	Notice of Default or Event of Default. 81

15.6.	Credit Decision. 81

15.7.	Costs and Expenses; Indemnification. 82

15.8.	Agent in Individual Capacity. 83

15.9.	Successor Agent. 83

15.10.	Lender in Individual Capacity. 84

15.11.	Collateral Matters. 84

15.12.	Restrictions on Actions by Lenders; Sharing of Payments. 85

15.13.	Agency for Perfection. 86

15.14.	Payments by Agent to the Lenders. 86

15.15.	Concerning the Collateral and Related Loan Documents. 86

15.16.	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. 87

15.17.	Several Obligations; No Liability. 88

16.	WITHHOLDING TAXES. 88

17.	GENERAL PROVISIONS. 92

17.1.	Effectiveness. 92

17.2.	Section Headings. 92

17.3.	Interpretation. 92

17.4.	Severability of Provisions. 92

17.5.	Bank Product Providers. 92

17.6.	Debtor-Creditor Relationship. 93

17.7.	Counterparts; Electronic Execution. 93

17.8.	Revival and Reinstatement of Obligations. 94

17.9.	Confidentiality. 94

17.10.	Lender Group Expenses. 95

17.11.	Survival. 95

17.12.	Patriot Act. 95

17.13.	Integration. 96

17.14.	Remy Holdings as Agent for Borrowers. 96

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance

Exhibit B-1	Form of Borrowing Base Certificate

Exhibit B-2	Form of Bank Product Provider Letter Agreement

Exhibit C-1	Form of Compliance Certificate

Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent's Account

Schedule A-2	Authorized Persons

Schedule C-1	Commitments

Schedule D-1	Designated Account

Schedule E-1	Eligible Inventory Locations

Schedule E-2	Existing Letters of Credit

Schedule I-1	Immaterial Subsidiaries

Schedule 1.1	Definitions

Schedule 3.1	Conditions Precedent

Schedule 3.6	Conditions Subsequent

Schedule 4.3	Certain Authorizations

Schedule 4.6	Disclosed Litigation

Schedule 4.8(b)	Existing Liens

Schedule 4.8(c)	Real Property Collateral

Schedule 4.8(d)	Leased Real Property

Schedule 4.8(e)	Existing Investments

Schedule 4.8(f)	Commercial Tort Claims

Schedule 4.9	Environmental Claims

Schedule 4.13	Subsidiaries and Other Equity Investments; Loan Parties

Schedule 4.17	Intellectual Property Matters

Schedule 4.20	Labor Matters

Schedule 4.22	Deposit, Disbursement and Securities Accounts

Schedule 4.23	Government Contracts

Schedule 4.25	Bonding Licenses

Schedule 4.26	Material Contracts

Schedule 4.29	Existing Indebtedness

Schedule 4.35	Locations of Inventory and Equipment

Schedule 5.1	Financial Statements, Reports, Certificates

Schedule 5.2	Collateral Reporting

Schedule 5.12	Guarantors

Schedule 5.23	Chief Executive Offices

Schedule 6.1	Certain Customs Matters

Schedule 6.9	Burdensome Agreements

CREDIT AGREEMENT
THIS CREDIT AGREEMENT(this "Agreement"), is entered into as of December 17, 2010, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), NEW REMY HOLDCO CORP. (after giving effect to the Second Amendment Closing Date Transaction), as Parent ("Parent"), REMY HOLDINGS, INC. (f/k/a Remy International, Inc., a Delaware corporation) ("Remy Holdings"), WESTERN REMAN INDUSTRIAL, INC., an Indiana corporation ("Western Reman Inc."), POWER INVESTMENTS, INC., an Indiana corporation("Power Investments"), REMY ELECTRIC MOTORS, L.L.C., a Virginia limited liability company ("Remy Electric"), REMAN HOLDINGS, L.L.C., a Delaware limited liability company ("Reman Holdings"), REMY INDIA HOLDINGS, INC., a Delaware corporation ("Remy India"), REMY TECHNOLOGIES, L.L.C., a Delaware limited liability company ("Remy Technologies"), REMY KOREA HOLDINGS, L.L.C., a Delaware limited liability company ("Remy Korea"), REMY INC., a Delaware corporation ("Remy Inc."), REMY INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("Remy International Holdings"), REMY POWER PRODUCTS, LLC, a Delaware limited liability company ("Remy Power"), REMY USA INDUSTRIES, L.L.C., a Delaware limited liability company ("Remy USA") and WORLD WIDE AUTOMOTIVE, L.L.C., a Virginia limited liability company ("World Wide Automotive"; together with Remy International, Western Reman Inc., Power Investments, Remy Electric, Reman Holdings, Remy India, Remy Technologies, Remy Korea, Remy Inc., Remy International Holdings, and Remy Power, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").
The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1     Definitions.
Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2     Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if any Borrower notifies Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and such Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and such Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon by Borrowers and Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and until so amended Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Loan Party" or "Loan Parties" is used in respect of a financial covenant or a related definition, it shall be understood to mean Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary herein, (i) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a capital lease solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009, and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any elections under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any of their Subsidiaries as "fair value" as defined therein.
1.3        Code.
Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4        Construction.
Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations

(including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person's successors and permitted assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5        Schedules and Exhibits.
All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.6        Currency Equivalents Generally.
Any amount specified in this Agreement in Sections 4, 5, 6 or 7 or in definitions in Schedule 1.1 and incorporated in such Sections 4, 5, 6 or 7 to be Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.6, the "Spot Rate" for a currency means the rate determined by Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 2.00 a.m. (New York time) on the date 2 Business Days prior to the date of such determination; provided¸ that Agent may obtain such spot rate from another financial institution designated by Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for such currency.

1.	LOAN AND TERMS OF PAYMENT.
2.1    Revolver Advances.
(a)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans ("Advances") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)such Lender's Revolver Commitment, or
(ii)such Lender's Pro Rata Share of an amount equal to the lesser of:
(A)the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Advances outstanding at such time, and
(B)the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Advances outstanding at such time.
(b)Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Aggregate Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that any Borrower is or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.
(d)(i)    Subject to the terms and conditions set forth herein, at any time or times during the period from the Closing Date through and including the date that is 6 months prior to the Maturity Date, Administrative Borrower may request of Agent in writing that the then effective Maximum Revolver Amount, the Revolver Commitments and the Total Commitments be increased by an aggregate amount up to $20,000,000 (the "Maximum Revolver Increase Amount"). Such notice shall set forth the Maximum Revolver Increase Amount being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000). Upon satisfaction of each of the following conditions after the making of such request, the Maximum Revolver Amount and the Revolver Commitments shall be increased by the Maximum Revolver Increase Amount: (i) Borrowers shall have obtained Agent's consent to such Maximum Revolver Increase Amount, (ii) immediately prior to and after no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such increase in the Maximum Revolver Amount and the Revolver Commitments, in each case as of the time of the making of such request by Administrative Borrower for such increase through and including the date, if any, that the Maximum Revolver Amount and the Revolver Commitments have been so increased, (iii) no Material Adverse Effect shall have occurred as of the time of the making of such request by Administrative Borrower for such increase through and including the date, if any, that the Maximum Revolver Amount and the Revolver Commitments have been so increased, (iv) each Loan Party shall execute and deliver such documents and instruments and take such other actions as may be requested by Agent in connection with such increase, (v) either existing Lenders or other banks, financial institutions or investment funds shall have agreed to provide the Maximum Revolver Increase Amount, in each case in accordance with clause (ii) below, and (vi) Administrative Borrower shall have delivered a certificate, in form and substance satisfactory to Agent indicating that all of the conditions to such increase set forth in this clause (a) have been satisfied.

(ii)     Participation in the Maximum Revolver Increase Amount shall be offered first to each of the existing Lenders, but no Lender shall have any obligation whatsoever to provide all or any portion of such Maximum Revolver Increase Amount. Each of the existing Lenders shall have 20 Business Days following receipt of a request for the Maximum Revolver Increase Amount from Administrative Borrower to notify Administrative Borrower and Agent of such Lender's commitment to increase its Revolver Commitment, as applicable. In the event that Administrative Borrower has not received commitments from the existing Lenders in an amount equal to the requested Maximum Revolver Increase Amount within such 20 Business Day period, then Administrative Borrower may invite other banks, financial institutions and investment funds acceptable to Agent to be joined as parties to this Agreement as Lenders hereunder with respect to the portion of the Maximum Revolver Increase Amount not taken within such 20 Business Day period by existing Lenders; provided, that, such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as Agent and Borrowers may reasonably request.

2.2    [Intentionally omitted]

2.3    Borrowing Procedures and Settlements.

(a)     Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below and unless Borrowers have elected to exercise the LIBOR Option in accordance with Section 2.12, such notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, each Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)    Making of Swing Loans. In the case of a request for an Advance and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $15,000,000, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and such Advances being referred to as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent's Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c)    Making of Loans.

(i)In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)Unless Agent receives notice from a Lender prior to 12:00 p.m. (noon) (New York time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent's sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders (in an aggregate amount for all such Advances taken together not exceeding $9,500,000 outstanding at any one time) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as "Protective Advances").

(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $9,500,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that an Overadvance exists, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the Overadvance. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (x) if any Overadvance remains outstanding for more than 60 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least 5 consecutive days before Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent's ability to make Protective Advances do not apply to Overadvances and the limitations on Agent's ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.
(iv)Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver

Amount; and (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, each such Protective Advance shall be for Agent's sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
(e)Settlement. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i)Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Loan Parties' or their Subsidiaries' Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate in writing), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender's Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)In determining whether a Lender's balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender's benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or any Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(h)Independent Obligations. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4.    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrower.
(i)Except as otherwise expressly provided herein, all payments by any Borrower shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and (subject to Section 2.4(b)(iv) and Section 2.4(e)) all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)third, to pay interest due in respect of all Protective Advances until paid in full,
(D)fourth, to pay the principal of all Protective Advances until paid in full,
(E)fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G)seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H)eighth, to pay the principal of all Swing Loans until paid in full,
(I)ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

(J)tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) up to the Aggregate Bank Product Reserve Amount in the aggregate (after taking into account any amounts previously paid pursuant to this clause (iii) during the continuation of the applicable Application Event), ratably (based on the Bank Product Reserve established by Agent for each Bank Product of a Bank Product Provider consisting of Swap Contracts), to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Hedge Obligations of Loan Parties or their Subsidiaries,
(K)eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),
(L)twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv)In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)For purposes of Section 2.4(b)(ii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section

2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Commitments.
(i)    Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent and shall be irrevocable unless such notice specifies it is conditional on the consummation of a refinancing or other transaction, in which case such notice shall be contingent on the consummation thereof, and may be revoked by Administrative Borrower if such refinancing or other transaction fails to close. Once reduced, the Revolver Commitments may not be increased, except as provided in Section 2.1(a). Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.
(d)     Optional Prepayments.
(i)     Advances. Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.
(e)    Mandatory Prepayments.
(i)    Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the "Borrowing Base Excess"), then Borrowers shall promptly, but in any event, within 1 Business Day prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the Borrowing Base Excess.
(ii)    Dispositions. Within 3 Business Days of the date of receipt by any Loan Party of the Net Cash Proceeds of Disposition by any Loan Party of assets (excluding Dispositions which are permitted under clauses (a), (b), (d), (f), (g), (i), (j) or (k) of Section 6.5), Borrowers shall prepay, subject to the terms of the Intercreditor Agreement, the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds received by such Loan Party in connection with such Dispositions; provided, that so long as no Triggering Event has occurred, such prepayment obligations shall only apply to the extent the aggregate amount of Net Cash Proceeds from all Dispositions by the Loan Parties and all Extraordinary Receipts received by the Loan Parties exceeds $5,000,000 in any fiscal year; provided, further, that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of the Loan Parties, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) the Loan Parties complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies (or 270 days if a commitment to reinvest is entered into within 180 days after such receipt), then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of the Loan Parties unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, however, that the Loan Parties shall not have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $20,000,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit Loan Parties or any of their Material Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.5. Notwithstanding anything to the contrary herein, no such prepayment shall be required pursuant to this clause (ii) to the extent the applicable Net Cash Proceeds constitute proceeds of the Term B Priority Collateral, Borrowers are required to prepay the Term Loan Indebtedness with such Net Cash Proceeds and Borrowers prepay such Term Loan Indebtedness with such Net Cash Proceeds in accordance with the Term Loan Indebtedness Documents.
(iii)     Extraordinary Receipts. Within 3 Business Days of the date of receipt by any Loan Party of the Net Cash Proceeds of any Extraordinary Receipts, Borrowers shall prepay, subject to the terms of the Intercreditor Agreement, the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds; provided, that so long as no Triggering Event has occurred, such prepayment obligation shall only apply to the extent the aggregate amount of Net Cash Proceeds from all Dispositions by the Loan Parties and all Extraordinary Receipts received by the Loan Parties exceeds $5,000,000 in any fiscal year; provided, further, that so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers' intention to apply such monies with respect to proceeds of insurance, condemnation awarded (or payments in lieu thereof) or indemnity payments to the costs of replacement of the properties or assets in respect of which such Net Cash Proceeds were received, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) the Loan Parties complete such replacement, purchase or construction within 180 days after the initial receipt of such monies (or 270 days months if a commitment to reinvest is entered into within 180 days months after such receipt), then the Loan Party whose assets were the subject of such Extraordinary Receipt shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such Disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, however, that the Loan Parties shall not have the right to use such Net Cash Proceeds to make such replacements, purchases or construction in excess of $20,000,000 in any given fiscal year. Notwithstanding anything to the contrary herein, no such prepayment shall be required pursuant to this clause (ii) to the extent the applicable Net Cash Proceeds constitute proceeds of the Term B Priority Collateral, Borrowers are required to prepay the Term Loan Indebtedness with such Net Cash Proceeds and Borrowers prepay such Term Loan Indebtedness with such Net Cash Proceeds in accordance with the Term Loan Indebtedness Documents.
(f)    Application of Payments.
(i)    Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(ii)    Each prepayment pursuant to Section 2.4(e)(ii) or 2.4(e)(iii), above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances,until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
2.5    Overadvances.
If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an "Overadvance"), Borrowers shall promptly, but in any event, within 1 Business Day of the initial occurrence of an Overadvance pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)     Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
(i)    if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
(ii)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
(c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the discretion of Agent or the election of the Required Lenders,
(i) all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates and other charges for the use of money payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7    Crediting Payments; Clearance Charge.
The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into Agent's Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8    Designated Account.
Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9    Maintenance of Loan Account; Statements of Obligations.
Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Issuing Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for any Borrower's account. Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
2.10    Fees.
Borrowers shall pay to Agent,
(a)    for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and
(b)    for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to .375% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof); provided, that if the aggregate amount of the Revolver Commitments increases during any month, for purposes of clause (ii) above, (x) with respect to the portion of such month prior to such increase, the aggregate amount of the Revolver Commitments shall be the aggregate amount of the Revolver Commitments immediately prior to giving effect to such increase, and (y) with respect to the portion of such month after such increase, the aggregate amount of the Revolver Commitments shall be the aggregate amount of the Revolver Commitments immediately after giving effect to such increase.

2.11    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender's agent) to issue, a requested Letter of Credit for the account of any Borrower. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an

Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Remy Companies (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans) or
(ii)    the Letter of Credit Usage would exceed $20,000,000, or
(iii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)    Each Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender, the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys' fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify any such Person for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Person. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Letter of Credit or by Issuing Lender's interpretations of any Reimbursement Undertaking even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys' fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender's indemnification of an Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify any such Person for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of such Person. Each Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)    Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(e)    Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable promptly, but in any event, within 1 Business Day by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(f)    If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)    there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that no Borrower shall be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers (provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in applicable law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued); provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
2.12     LIBOR Option.

(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b)    LIBOR Election.

(i)    Borrowers may, at any time and from time to time, so long as Administrative Borrower has not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (New York time) at least 2 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrowers' election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 8:00 p.m. (New York time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)    Each LIBOR Notice shall be irrevocable and binding on each Borrower. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the

Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iii)    Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(c)    Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers' and their Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d)    Special Provisions Applicable to LIBOR Rate.
(i)     The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the Closing Date, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13    Capital Requirements.

(a)    If, after the Closing Date, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deed to be a change in law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided, that no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided,further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's Commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement.

2.14     Joint and Several Liability of Borrowers.
(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d)The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.
(e)Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any

Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
(f)Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h)Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(i)Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.	CONDITIONS; TERM OF AGREEMENT.
3.1Conditions Precedent to the Initial Extension of Credit.
The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2Conditions Precedent to all Extensions of Credit.
The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date); and
(b)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3Maturity.
This Agreement shall continue in full force and effect for a term ending on September 5, 2018; provided, however, that if such date is not a Business Day, such term shall end on the next preceding Business Day (such Business Day, the "Maturity Date").
The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice to Administrative Borrower upon the occurrence and during the continuation of an Event of Default.
3.4Effect of Maturity.
On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.
3.5Early Termination by Borrowers.
Borrowers have the option, at any time upon 5 Business Days prior written notice (which notice shall be irrevocable unless such notice specifies it is conditional on the consummation of a refinancing or other transaction, in which case such notice shall be contingent on the consummation thereof, and may be revoked by Administrative Borrower if such refinancing or other transaction fails to close) by Administrative Borrower to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.
3.6Conditions Subsequent.
The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

3.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower and Parent make the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1Existence, Qualification and Power.
Each Loan Party and each of its Material Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction and the Second Amendment Closing Date Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
4.2Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens in favor of Agent securing the Obligations and in favor of the Term Loan Agent securing the Term Loan Indebtedness), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; in the case of clauses (b) or (c), except with respect to any violation, breach, contravention or payment (but not creation of Liens referred to in clause (b)), to the extent that such violation, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
4.3Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with, (i) (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction or Second Amendment Closing Date Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, or (c) the perfection of the Liens created under the Loan Documents (including the first priority nature thereof subject to the Intercreditor Agreement) except for (1) filings, notices and other actions in respect of the Collateral to be made or otherwise delivered to Agent for filing or recordation, as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date) (2) the authorizations, approvals, actions, notices and filings listed on Schedule

4.3 (all of which in the case of clause (2) have been duly obtained, taken, given or made and are in full force and effect), or (ii) (x) the maintenance of the Liens created under the Loan Documents (including the first priority nature thereof subject to the Intercreditor Agreement) or (y) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (1) filings, notices and other actions in respect of the perfection of the Collateral and enforcement of the remedies in respect of the Collateral or any filings in connection with a judicial action, and (2) the authorizations, approvals, actions, notices and filings listed on Schedule 4.3 (all of which in the case of clause (2) have been duly obtained, taken, given or made and are in full force and effect).
4.4Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights generally and by general principles of equity.
4.5Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of Remy Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)The unaudited consolidated and consolidating balance sheets of Remy Holdings and its Subsidiaries dated September 30, 2014, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Remy Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)The consolidated and consolidating pro forma balance sheets of Parent and its Subsidiaries as at September 30, 2014, and the related consolidated and consolidating pro forma statements of income and cash flows of Parent and its Subsidiaries for the nine months then ended, certified by the chief financial officer or treasurer of Administrative Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated and consolidating pro forma financial condition of Parent and its Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of the Parent and its Subsidiaries for the period ended on such date, in each case giving effect to the Second Amendment Closing Date Transaction, all in accordance with GAAP.
(e)The consolidated and consolidating forecasted balance sheets, statements of income and cash flows of Parent and its Subsidiaries or Remy Holdings and its Subsidiaries, as applicable, delivered pursuant to Section 3.1 or Section 5.1 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers' best estimate of their future financial condition and performance; it being understood that actual results may vary from such forecasts and that such variations may be material.
4.6Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Material Subsidiaries or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement, any other Loan Document, the consummation of the Transaction or the Second Amendment Closing Date Transaction, (b) that, except as specifically disclosed in Part I of Schedule 4.6, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Material Subsidiary thereof, of the matters described in Part I of Schedule 4.6, or (c) except as specifically disclosed in Part II of Schedule 4.6, as of the Closing Date (and, solely with respect to Parent, Holdings, and Imaging, as of the Second Amendment Closing Date) with respect to which any Loan Party or Material Subsidiary has established reserves on its balance sheet.
4.7No Default.
Neither any Loan Party nor any Material Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. As of the Second Amendment Closing Date, no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement after giving effect to the Second Amendment or any other Loan Document.
4.8Ownership of Property; Liens; Investments.
(a)Each of the Loan Parties and the Material Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and the Material Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Material Subsidiaries exists under any of them.
(b)Schedule 4.8(b) sets forth a complete and accurate list of all consensual Liens and, to the knowledge of the Loan Parties, material non-consensual Liens on the property or assets of each Loan Party as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date), showing as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date) the lienholder thereof, and the property or assets of such Loan Party subject thereto. The property of each Loan Party is subject to no Liens other than such Liens permitted by Section 6.1.
(c)Schedule 4.8(c) sets forth a complete and accurate list of all real property owned as of the Closing Date by each Loan Party (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date) (collectively, the "Real Property Collateral"), showing as of the Closing Date (and, solely with respect to Parent, Holdings and

Imaging, as of the Second Amendment Closing Date) the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each Loan Party has good, marketable and insurable fee simple title to the Material Real Property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
(d)Schedule 4.8(d) sets forth a complete and accurate list of all leases of real property involving aggregate consideration payable by a Loan Party of $2,000,000 or more in any fiscal year under which any Loan Party as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date) is the lessee, showing as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date), the street address, county or other relevant jurisdiction, state, lessor and lessee.
(e)Schedule 4.8(e) sets forth a complete and accurate list of all Investments (other than Cash Equivalents) held by any Loan Party as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date), showing as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date) (unless otherwise indicated) the amount, obligor or issuer and maturity, if any, thereof.
(f)Schedule 4.8(f) sets forth any and all commercial tort claims held by any Loan Party as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date).
4.9Environmental Compliance.
(a)Except as disclosed on Schedule 4.9, there are no claims alleging potential liability or responsibility for violation of any Environmental Law on the respective businesses, operations and properties of the Loan Parties and the Material Subsidiaries that could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Except as could not be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by any Loan Party or any Material Subsidiary is listed or, to the knowledge of Borrowers, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and to the knowledge of Borrowers, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Material Subsidiary or, to the best of the knowledge of Borrowers, on any property formerly owned or operated by any Loan Party or any Material Subsidiary; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Material Subsidiary; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of Borrowers, formerly owned or operated by any Loan Party or any Material Subsidiary.
(c)No Loan Party nor any Material Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Loan Party or any Material Subsidiary have been disposed of in a manner not reasonably expected to result in material liability to the Loan Party or any Material Subsidiary.

4.10Insurance.
The properties of Loan Parties and their Material Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Party or the applicable Material Subsidiary operates.
4.11Taxes.
Except as could not reasonably be expected to have a Material Adverse Effect, either individually, or in the aggregate, the Loan Parties and the Material Subsidiaries have duly and timely filed or caused to be duly and timely filed all federal, state and other material Tax Returns required to be filed by any of them and all such Tax Returns are true, correct and complete, and all taxes shown on such Tax Returns to be due and payable and all assessments, fees and other similar governmental charges in the nature of a tax upon a Loan Party and its Material Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and, in each case, for which adequate reserves have been provided in accordance with GAAP. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Material Subsidiaries that is not being actively contested by such Loan Party or such Material Subsidiary diligently, in good faith, and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. No Loan Party and no Material Subsidiary is a party to any tax sharing agreement other than agreements solely among one or more Loan Parties and any Subsidiaries thereof.
4.12ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of each Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except when the failure to make any requirement contributions could not reasonably be expected to result in a Material Adverse Effect.
(b)There are no pending or, to the best knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v)

no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(d)Each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party prior to the Second Amendment Closing Date that is not subject to United States law (a "Foreign Plan") has been terminated and no additional benefits will be accrued, and any required employer and employee contributions with respect to such plans have been made, or, if applicable, accrued, in accordance with normal accounting practices. No Loan Party or any Subsidiary of any Loan Party maintains or contributes to any Foreign Plan.
4.13Subsidiaries; Equity Interests; Loan Parties.
No Loan Party has any Subsidiary other than those specifically disclosed in part (a) of Schedule 4.13 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such concept are applicable in the relevant jurisdiction) and are owned by a Loan Party in the amounts specified on part (a) of Schedule 4.13 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) free and clear of all Liens except those created under the Loan Documents and under the Term Loan Indebtedness Documents, subject to the Intercreditor Agreement. No Loan Party has any equity investment in any other corporation or entity other than those specifically disclosed in part (c) of Schedule 4.13 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Set forth on part (d) of Schedule 4.13 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business, its U.S. taxpayer identification number and its organizational identification number, if any. The copy of each Organizational Document of each Loan Party and each amendment thereto provided pursuant to Section 3.1, Section 5.12 or otherwise pursuant to this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.
4.14Margin Regulations; Investment Company Act.
(a)No Loan Party nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB.
(b)No Loan Party, any of its Subsidiaries or any Person Controlling any Loan Party, nor any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.
4.15Disclosure.
Loan Parties have disclosed to Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information and information of a general economic or industry nature) to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material.
4.16Compliance with Laws.
Each Loan Party and each of its Material Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.17Intellectual Property; Licenses, Etc.
Loan Parties and the Material Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, as currently conducted, and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.17 sets forth a complete and accurate list of all registered or applications to register IP Rights owned or used by Loan Parties and the Material Subsidiaries; provided, that any Loan Party may amend Schedule 4.17 to delete or add additional IP Rights, so long as such amendment occurs by written notice to Agent at the time Loan Parties provide their Compliance Certificate pursuant to Section 5.1. To the knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Material Subsidiary upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.18Solvency; Fraudulent Transfer.
The Loan Parties and the Material Subsidiaries are, on a consolidated basis, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of such Loan Party.
4.19Casualty, Etc.
Neither the businesses nor the properties of any Loan Party or any Material Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (to the extent not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.20Labor Matters.
Except as set forth on Part I of Schedule 4.20 and, with respect solely to clauses (a), (b), (c), (d), (e) and (f) below, except as could not reasonably be expected to result in a Material Adverse Effect, (a) no strikes or other material labor disputes against any Loan Party or any Material Subsidiary are pending or, to any Borrower's knowledge, threatened; (b) hours worked by and payment made to employees of each Loan Party and each Material Subsidiary comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Loan Party or any Material Subsidiary for employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party or Material Subsidiary; (d) there is no organizing activity involving any Loan Party or any Material Subsidiary pending or, to any Borrower's knowledge, threatened by any labor union or group of employees; (e) there are no representation proceedings pending or, to any Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Material Subsidiary has made a pending demand for recognition; and (f) there are no complaints or charges against any Loan Party or any Material Subsidiary pending or, to any Borrower's knowledge, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party or any Material Subsidiary of any individual. Except as set forth on Part II of Schedule 4.20 (as updated from time to time), no Loan Party or Material Subsidiary is a party to or bound by any collective bargaining agreement (and true and complete copies of any agreements described on Part II of Schedule 4.20 (as updated from time to time) have been delivered to Agent).
4.21[Intentionally omitted]
4.22Deposit, Disbursement and Securities Accounts.
Schedule 4.22 (as amended from time to time) lists all banks and other financial institutions at which any Loan Party maintains Deposit Accounts, Securities Accounts or other accounts, including any disbursement accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
4.23Government Contracts.
Except as set forth in Schedule 4.23 (as amended from time to time), no Loan Party nor any Material Subsidiary is a party to any material contract or agreement with any Governmental Authority and no Loan Party's nor any Material Subsidiary's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
4.24Customer and Trade Relations.
There exists no actual or, to the knowledge of any Borrower, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party or any Material Subsidiary with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Loan Party or such Material Subsidiary or the business relationship of any Loan Party or any Material Subsidiary with any supplier essential to its operations.
4.25Bonding; Licenses.
Except as set forth on Schedule 4.25 (as updated from time to time), no Loan Party nor any Material Subsidiary is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.
4.26Material Contracts.
Set forth on Schedule 4.26 (as such Schedule may be updated from time to time in accordance herewith) is a true and complete list of each Material Contract to which any Loan Party or any Material Subsidiary is a party as of the most recent date on which Borrowers provided their Compliance Certificate pursuant to Section 5.1; provided, however, that any Borrower may amend Schedule 4.26 to add additional Material Contracts or remove Material Contracts to the extent such agreement or contract no longer meets the criteria set forth in the definition of "Material Contract", so long as such amendment occurs by written notice to Agent on the date that such Borrower provides its Compliance Certificate. Except as otherwise set forth on Schedule 4.26, (a) each of the Material Contracts is a valid and binding obligation of such Loan Party or such Material Subsidiary which is a party thereto and is enforceable by such Loan Party or such Material Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally, (b) no Loan Party nor any Material Subsidiary which is a party to any Material Contract is in default in any material respect, or alleged in writing to be in default in any material respect under any Material Contract, and no written claim of a default by any Loan Party or any Material Subsidiary under any Material Contract has been received by any Loan Party or any Material Subsidiary, and (c) there exists no event, condition or occurrence that, after notice or lapse of time or both, would constitute such a material default, or claim by any Loan Party or any Material Subsidiary party to any such Material Contract or, to the knowledge of any Loan Party, any other party to any such Material Contract.
4.27Regulation H.
No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
4.28Patriot Act.
To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.29Indebtedness.
Set forth on Schedule 4.29 is a true and complete list of all Indebtedness of each Loan Party and each of its Material Subsidiaries outstanding immediately prior to the Closing Date (and, solely with respect to Parent, Holdings and Imaging, immediately prior to the Second Amendment Closing Date) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date (and, solely with respect to Parent, Holdings and Imaging, after giving effect to the Second Amendment and Second Amendment Closing Date Transaction) and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date (and, solely with respect to Parent, Holdings and Imaging, as of the Second Amendment Closing Date).
4.30OFAC.
No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.31Other Documents.
(a)Borrowers have delivered to Agent a complete and correct copy of the Term Loan Indebtedness Documents delivered by the Loan Parties to the Term Loan Agent or Term Loan Lenders on or as of the Closing Date and on or as of the Second Amendment Closing Date and, in each case, all amendments, consents, waivers, supplements or other modifications thereto, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Term Loan Indebtedness Documents has been duly authorized by all necessary action on the part of Loan Parties. Each Term Loan Indebtedness Document is the legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Loan Parties are not in default in the performance or compliance with any provisions thereof. All representations and warranties made by the Loan Parties in the Term Loan Indebtedness Documents and in the certificates delivered in connection therewith are true and correct in all material respects.
4.32Second Amendment Closing Date Transaction Documents
(a)     Borrowers have delivered to Agent complete and correct copies of the Transaction Documents, including all schedules and exhibits thereto. No Loan Party is in default in the performance or compliance with any provisions of any Transaction Document. The Transaction was consummated in all material respects in accordance with the terms of the applicable Transaction Documents and all applicable laws.
(b)    Borrowers have delivered to Agent complete and correct copies of the Second Amendment Closing Date Transaction Documents, including all schedules and exhibits thereto. No Loan Party is in default in the performance or compliance with any provisions of any Second Amendment Closing Date Transaction Document. The Second Amendment Closing Date Transaction was consummated in all material respects in accordance with the terms of the applicable Second Amendment Closing Date Transaction Documents and all applicable laws.
4.33Eligible Accounts.
As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers' business, (b)

owed to one or more of the Borrowers, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.
4.34Eligible Inventory.
As to each item of Inventory that is identified by any Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
4.35Locations of Inventory and Equipment.
The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties and their Material Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.35 (as such Schedule may be updated pursuant to Section 5.23 or in transit to a customer of such Loan Party or such Material Subsidiary).
4.36Inventory Records.
Each Loan Partykeeps records that are correct and accurate in all material respects, itemizing and describing the type, quality, and quantity of its and its Material Subsidiaries' Inventory and the book value thereof.
4.37Parent and Holdings as a Holding Company.
Each of Parent and Holdings does not engage in any business or activity other than (a) the Second Amendment Closing Date Transaction, (b) the ownership of all outstanding Equity Interests in its direct Subsidiaries as of the Second Amendment Closing Date, (c) maintaining its corporate existence, (d) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (e) the execution and delivery of the Loan Documents and the Term Loan Indebtedness Documents (or any loan documents entered into in connection with any refinancing thereof permitted hereunder) and any underwriting or similar agreements with respect to its Equity Interests to which it is a party and the performance of its obligations thereunder, and (f) activities incidental to the businesses or activities described in clauses (a) through (e) of this Section 4.37.

4.	AFFIRMATIVE COVENANTS.
Each Borrower and Parent covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), the Loan Parties shall and shall cause each of their Material Subsidiaries to comply with each of the following:
5.1.Financial Statements, Reports, Certificates.
Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, each Borrower and Parent agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrowers. In addition, each Borrower and Parent agrees to maintain a system of accounting that enables such Parent and its Subsidiaries to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries' sales, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.
5.2.Collateral Reporting.
Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3.Notices.
Promptly, after a Responsible Officer of any Loan Party has obtained knowledge thereof, notify Agent and each Lender:
(a)of the occurrence of any Default or Event of Default;
(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)of the occurrence of any ERISA Event that results in or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $100,000;
(d)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(e)of the (i) occurrence of any Disposition of property or assets for which any Loan Party is required to make a mandatory prepayment pursuant to the Term Loan Credit Agreement or Section 2.4(e)(ii), (ii) incurrence or issuance of any Indebtedness for which any Loan Party is required to make a mandatory prepayment pursuant to the Term Loan Credit Agreement, and (iii) receipt of any Extraordinary Receipt for which any Loan Party is required to make a mandatory prepayment pursuant to the Term Loan Credit Agreement or Section 2.4(e)(iii);
(f)of any announcement by Moody's or S&P of any change or possible change in a Debt Rating;
(g)of the any negotiations with representatives of a labor union which are reasonably likely to result in materially increased obligations under a collective bargaining agreement or strike by employees; or
(h)of any amendment, notice of default or termination (other than a termination due to expiration at the end of its normal terms) of any Material Contract.
Each notice pursuant to Section 5.3 (other than Section 5.3(d)) shall be accompanied by a statement of a Responsible Officer of Administrative Borrower setting forth details of the occurrence referred to therein and stating what action Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 5.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
5.4.Payment of Obligations.
Pay, discharge or otherwise satisfy as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrowers or such other Loan Party; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

5.5.Preservation of Existence, Etc.
(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.4 or 6.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non‑preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder; and (d) conduct its business and affairs without infringement of or interference with any intellectual property rights of any other Person in any material respect. Parent shall, directly or indirectly, own 100% of the Equity Interests of each Loan Party.
5.6.Maintenance of Properties.
(a) Maintain, preserve and protect all of its material properties and equipment reasonably necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all reasonably necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
5.7.Maintenance of Insurance.
Maintain with financially sound and reputable insurance companies not Affiliates of Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self‑insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the respective Loan Party) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior written notice to Agent of termination, lapse or cancellation of such insurance. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent. If any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at such Borrower's expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $500,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.8.Compliance with Laws.
Comply in all respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
5.9.Books and Records.
Maintain proper books of record and account, in which full, true and correct, in all material respects, entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrowers or such other Loan Parties, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).
5.10.Inspection Rights.
Permit representatives of Agent (and, during the continuance of any Event of Default, any Lender in coordination with Agent) to visit and inspect any of its properties, to inspect any of its assets or books and records, to examine, corporate, financial and operating records, and make copies thereof or abstracts therefrom, to conduct appraisals and valuations and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants' customary policies and procedures), at such reasonable times and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, at any time an Event of Default has occurred and is continuing, Agent or any Lender (or any of their respective representatives) may do any of the foregoing at reasonable times and upon reasonable notice. Agent and the Lenders shall give Borrowers the opportunity to participate in any discussions with Borrowers' accountants. Agent shall perform no less than one field audit and one appraisal in any fiscal year.
5.11.Use of Proceeds.
Use the proceeds of the Advances and other extensions of credit hereunder for the refinancing of Indebtedness referred to herein, the payment of related fees and expenses and general corporate purposes not in contravention of any Law or of any Loan Document.
5.12.Covenant to Guarantee Obligations and Give Security.
(a)Subject to the Intercreditor Agreement, upon the formation or acquisition of any new direct or indirect wholly-owned Domestic Subsidiary (other than Immaterial Subsidiaries) by any Loan Party or upon the acquisition of any personal property (other than "Excluded Property" as defined in the Security Agreement) or any Material Real Property by any Loan Party, then Borrowers shall, at Borrowers' expense:
(i)within 15 days after such formation or acquisition (or such longer period as Agent may agree), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to Agent, guaranteeing the other Loan Parties' obligations under the Loan Documents,
(ii)within 15 days after such formation or acquisition (or such longer period as Agent may agree), furnish to Agent a description of the Material Real Property and personal properties of such Subsidiary or such other personal property and Material Real Property, in detail reasonably satisfactory to Agent,

(iii)within 30 days after such formation or acquisition (or such longer period as Agent may agree), cause such Subsidiary and each direct and indirect parent of such Subsidiary and each other respective Loan Party (if it has not already done so) to duly execute and deliver to Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, amendments to the Loan Documents and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to Agent (including such instruments of the type specified on Schedule 3.1), securing payment of all the Obligations of such Subsidiary, such parent or such Loan Party, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,
(iv)within 30 days after such formation or acquisition (or such longer period as Agent may agree), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) and each other respective Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of Agent to vest in Agent (or in any representative of Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, amendments to the Loan Documents and security and pledge agreements delivered pursuant to this Section 5.12, enforceable against all third parties in accordance with their terms,
(v)within 60 days after such formation or acquisition (or such longer period as Agent may agree), deliver to Agent, upon the request of Agent in its sole discretion, a signed copy of one or more a favorable opinions, addressed to Agent, on behalf of itself, the Lender Group and the Bank Providers, of counsel for the Loan Parties reasonably acceptable to Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as Agent may reasonably request, and
(vi)as promptly as practicable after such formation or acquisition, deliver, upon the request of Agent in its sole discretion, to Agent with respect to each parcel of Material Real Property owned by the entity that is the subject of such formation or acquisition title reports, surveys and Phase I environmental assessment reports, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Agent;
provided, that only 65% of voting Equity Interests of any first tier Subsidiary of any Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC or any Domestic Subsidiary which is treated as a disregarded entity for U.S. federal income tax purposes that solely owns security interests in one or more CFCs) shall be required to be pledged as Collateral if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Administrative Borrower in relation to the benefits of Agent and the Lenders of the security or guaranty afforded thereby (which pledge, if reasonably requested by Agent shall be governed by the laws of the jurisdiction of such Subsidiary).
(b)Notwithstanding the foregoing, Agent shall not take a security interest in those assets as to which Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby.

5.13.Compliance with Environmental Laws.
Except, in each case, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects with the requirements of all Environmental Laws.
5.14.Preparation of Environmental Reports.
Borrowers shall, or shall cause the applicable Loan Party to, promptly deliver a Phase I environmental assessment report with respect to any Material Real Property acquired after the Closing Date from an environmental consulting firm reasonably acceptable to Agent. In addition, if Agent reasonably determines that a material risk exists with respect to any Material Real Property as a result of a release of any Hazardous Materials with respect to any existing Material Real Property, then, at the request of the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of Borrowers, an environmental site assessment report for any of its Material Real Properties described in such request, prepared by an environmental consulting firm acceptable to Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, Agent may retain an environmental consulting firm to prepare such report at the expense of Borrowers, and each Borrower and Parent hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
5.15.Further Assurances.
Subject to the Intercreditor Agreement, promptly upon request by Agent, or any Lender through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further agreements, acts, deeds, certificates, assurances, endorsements, opinions of counsel and other instruments as Agent, or any Lender through Agent, may reasonably require from time to time (the "Additional Documents") in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Loan Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Group and the Bank Product Providers the rights granted or now or hereafter intended to be granted to the Lender Group and the Bank Product Providers under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. To the maximum extent permitted by applicable law, if any Borrower refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Borrower hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's or its Subsidiary's name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Loan Parties and their Material Subsidiaries and all of the outstanding capital stock of Loan Parties (other than Parent) and Loan Parties' Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).
5.16.Compliance with Terms of Leaseholds.
Make all payments and otherwise perform all obligations in respect of all leases of real property to which Borrowers or any other Loan Party is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Agent of any default by any party with respect to such leases and cooperate with Agent in all respects to cure any such default, and cause each other Loan Party to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
5.17.[Intentionally omitted]
5.18.Material Contracts.
Subject to clause (b) of Section 6.9, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by Agent and, upon request of Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.
5.19.Taxes.
Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Material Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Loan Party will and will cause each of its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Loan Party and its Material Subsidiaries have made such payments or deposits.
5.20.Preservation of Interests in Collateral.
No Loan Party shall: (i) execute any supply agreements, amendments to existing supply agreements, access, tooling or equipment bailment agreements or any other agreements that would waive, modify or otherwise affect or dispose of any Liens of any Loan Party in any of their respective assets (including, without limitation, any statutory and possessory liens on molds, tools and dies), (ii) surrender possession of any such assets, (iii) take any action to waive, modify or dispose of any such liens or security interests, or (iv) by any omission allow for the waiver, modification or disposal of any such liens or security interests, all unless Agent has expressly consented thereto in writing in advance.
5.21.Disclosure Updates.
Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.22.Lender Meetings.
Within 90 days after the close of each fiscal year of the Loan Parties, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of the Loan Parties.
5.23.Location of Inventory and Equipment.
Keep each Loan Parties' and its Subsidiaries' Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.35 and their chief executive offices only at the locations identified on Schedule 5.23; provided, however, that any Borrower may amend Schedule 4.35 or Schedule 5.23) so long as such amendment occurs by written notice to Agent (i) with respect to Inventory, not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and (ii) with respect to Equipment, not less than 10 days after the date on which such Equipment is moved to such new location and so long as such new location is within the continental United States.

5.	NEGATIVE COVENANTS.
Each Borrower and Parent covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), the Loan Parties will not and will not permit any of their Material Subsidiaries to do any of the following:
6.1.Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file, or authorize the filing under the Uniform Commercial Code of any jurisdiction a financing statement that names any Loan Party or any Material Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, other than the following:
(a)Liens granted to or for the benefit of Agent to secure the Obligations;
(b)Liens granted to or for the benefit of Term Loan Agent to secure the Term Loan Indebtedness;

(c)Liens existing on the date hereof and listed on Schedule 4.8(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.2(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.2(e);
(d)Liens for taxes not yet due or delinquent or which can thereafter be paid without penalty, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)carriers', warehousemen's, landlords', mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or, if more than 60 days overdue, are not in excess of $2,000,000 in the aggregate, and in any case, unfiled and no other actions have been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(f)pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(g)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)easements, rights-of-way, restrictions and other similar encumbrances affecting real property and other standard Lien exceptions in title policies which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(i)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.3;
(j)Liens securing Indebtedness permitted under Section 6.2(g); provided that (i) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds thereof, (ii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds thereof and customary security deposits, and (iii) such Liens attach concurrently or within 270 days after the acquisition, repair, replacement or improvement of the property subsequent to such Lien;
(k)Liens on property of a Person existing at the time such Person is merged into or consolidated with any Loan Party or any Material Subsidiary or becomes a Material Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with such Loan Party or such Material Subsidiary or acquired by such Loan Party or such Material Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 6.2(g);
(l)Liens on or transfers of Accounts and contracts and instruments related thereto arising solely in connection with the sale of such Accounts pursuant to Section 6.5(g) or (h);

(m)Liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent such Indebtedness is permitted under Section 6.2(k);
(n)licenses or options to license intellectual property and covenants not to assert claims of infringement, misappropriation, or other violations with respect to intellectual property, so long as, in each such license, option or covenant is entered into in the ordinary course of business of such Loan Party or Material Subsidiary;
(o)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, excluding, however, any Lien related to that certain customs matter set forth on Schedule 6.1, which Loan Parties shall give immediate notice thereof to Agent;
(p)Liens in favor of the United States Department of Energy on Equipment which it has financed;
(q)[intentionally omitted];
(r)Liens (i) of a collection bank arising under Section 4‑210 of the Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(s)Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by any Loan Party or any Material Subsidiary in the ordinary course of business;
(t)any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;
(u)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party or any Material Subsidiary in the ordinary course of business;
(v)Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Loan Party or any Material Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Loan Party or any Material Subsidiary; or (iii) relating to purchase orders and other agreements entered into with customers of any Loan Party or any Material Subsidiary in the ordinary course or business;
(w)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of any Loan Party or any Material Subsidiary;
(x)Liens solely on any cash earnest money deposits made by any Remy Company or any Material Subsidiary in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Investments permitted hereunder;
(y)deposits made in the ordinary course of business to secure liability to insurance carriers;
(z)[intentionally omitted];
(aa)other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $5,000,000; and

(ab)the replacement, extension or renewal of any Lien permitted by clauses (k) and (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.
6.2.Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)obligations (contingent or otherwise) existing or arising under (i) any Swap Contract required under Section 6.17 of the Term Loan Credit Agreement as in effect on the Second Amendment Closing Date, and (ii) Swap Contracts designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes;
(b)Indebtedness in respect of Permitted Intercompany Advances;
(c)Indebtedness evidenced by this Agreement and the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;
(d)Indebtedness under the Term Loan Credit Agreement;
(e)Indebtedness outstanding on the date hereof and listed on Schedule 4.29 and any refinancings, refundings, renewals, amendments or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing, amending or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed, amended or extended and the interest rate applicable to any such refinancing, refunding, renewing, amending or extending Indebtedness does not exceed the then applicable market interest rate;
(f)Guarantees of any Borrower or any Remy Company in respect of Indebtedness otherwise permitted hereunder of any Borrower or any other Guarantor (or a Foreign Subsidiary, but only to the extent such guarantee is permitted under Section 6.2(k));
(g)Indebtedness in respect of Capitalized Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.1(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $40,000,000;
(h)Indebtedness of any Person that becomes a Material Subsidiary of a Loan Party after the date hereof in accordance with the terms of Section 6.3(g) or (k), which Indebtedness is existing at the time such Person becomes a Material Subsidiary of such Loan Party; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capitalized Lease with respect to Equipment or mortgage financing with respect to real property, (b) was in existence prior to the date is became a Material Subsidiary of such Borrower and (c) was not incurred in connection with, or in contemplation of, such Person's becoming a Subsidiary of such Loan Party;

(i)Indebtedness incurred under credit cards issued to employees, agents, officers, directors, or other Affiliates of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business in an aggregate amount not to exceed $1,000,000 outstanding in any fiscal month;
(j)guarantees constituting endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
(k)Indebtedness incurred by a Foreign Subsidiary to any Person (other than to a Loan Party or a Subsidiary of a Loan Party); provided, that, (A) the aggregate amount of such Indebtedness that may be outstanding at any one time by all Foreign Subsidiaries shall not exceed $100,000,000, and (B) recourse for such Indebtedness shall only be against the Foreign Subsidiary directly incurring such Indebtedness (provided that up to $25,000,000 of such Indebtedness may be guaranteed by the Loan Parties, if as of the date the Loan Parties enter into each such guarantee,  Excess Availability as of such date is greater or equal to an amount equal to 25% of the Maximum Revolver Amount);
(l)Customer Obligations outstanding on the Closing Date but excluding any refinancings or replacements thereof and (ii) additional Customer Obligations up to an aggregate amount of such additional Customer Obligations at any time of $24,000,000;
(m)[intentionally omitted]
(n)[intentionally omitted]
(o)Indebtedness incurred by any Remy Company or any Material Subsidiary in a Permitted Acquisition or Disposition under agreements providing for the adjustment of the purchase price or similar adjustments;
(p)Indebtedness consisting of obligations of any Remy Company or any Material Subsidiary under deferred consideration (earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Transaction, and any Permitted Acquisitions and any other Investments permitted under Section 6.3; provided that such obligations, if payable by any Loan Party, are subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent;
(q)Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that any such Indebtedness is extinguished within 30 days;
(r)Indebtedness incurred by any Loan Party or any Material Subsidiary in respect of bank guarantees, warehouse receipts or similar instruments (other than letters of credit) issued or created in the ordinary course of business consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are satisfied within 30 days following the due date thereof;
(s)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Loan Party or any Material Subsidiary;
(t)Indebtedness consisting of (a) the financing of insurance premiums so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such

Indebtedness is incurred and such Indebtedness is outstanding only during such year, or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and
(u)Permitted Ratio Debt, so long as (i) both before and after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing and (ii) after giving effect to the issuance or incurrence thereof, Consolidated Leverage Ratio on a pro forma basis (determined as of the last day of the most recently ended fiscal month for which financial statements were required to have been delivered pursuant to Section 5.1) shall not exceed 3.50 to 1.00.
6.3.Investments.
Make or hold any Investments, except:
(a)Investments in the form of Cash Equivalents;
(b)advances to officers, directors and employees of any Loan Party or any Material Subsidiary in an aggregate amount not to exceed $2,000,000 at any time outstanding for travel, entertainment, relocation and other ordinary business purposes;
(c)Investments by Loan Parties and their Material Subsidiaries in their respective Subsidiaries outstanding on the Closing Date (and, solely with respect to Parent, Holdings and Imaging, on the Second Amendment Closing Date) and Permitted Intercompany Advances;
(d)Investments comprised of notes payable, or Equity Interests issued by an Account Debtor to any Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business;
(e)Guarantees permitted by Section 6.2;
(f)Investments existing on the date hereof (other than those referred to in Section 6.3(c)) (and solely with respect to Parent, Holdings and Imaging, on the Second Amendment Closing Date) and set forth on Schedule 4.8(e);
(g)Permitted Acquisitions;
(h)Equity Interests or other obligations issued to any Loan Party or any Material Subsidiary in respect of Indebtedness owing to such Loan Party or such Material Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;
(i)so long as no Default or Event of Default exists, Investments by Foreign Subsidiaries made with cash of such Foreign Subsidiaries in any foreign business (including any foreign assets and any Equity Interests in any foreign Person) which are in the same or similar line of business as Borrowers and their Subsidiaries are engaged on the Closing Date or any business substantially related or incidental thereto;
(j)[intentionally omitted]; and
(k)so long as both before and after giving effect to each such Investment, (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) Excess Availability exceeds the amount equal to 17.5% of the Maximum Revolver Amount, and (z) the average daily Excess Availability for the 30 day period immediately preceding the effectiveness of such Investment (computed on a pro forma basis treating such Investment as being made on the first day of such period) exceeds an amount equal to 17.5% of the Maximum Revolver Amount, other Investments so long as the aggregate amount thereof (determined as of the amount originally advanced, loaned or otherwise invested, less any returns on the respective investment not to exceed the original amount invested) at no time exceeds the sum of (i) $50,000,000, plus (ii) an amount equal to the Available Amount accumulated pursuant to clause (b) of the definition thereof, plus (iii) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, an amount equal to the Available Amount, less the amount available pursuant to the foregoing clause (ii); provided that no Investment may be made pursuant to this Section 6.3(k) in any Material Subsidiary that is not a Loan Party for the purpose of making a Restricted Payment prohibited pursuant to Section 6.6;
6.4.Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or suspend or go out of a substantial portion of its or their business, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)any Material Subsidiary may merge with (i) any Borrower, provided that such Borrower shall be the continuing or surviving Person, (ii) any one or more other Material Subsidiaries, provided that when any Loan Party is merging with any Material Subsidiary, such Loan Party shall be the continuing or surviving Person, (iii) any Remy Company, provided that such Remy Company shall be the continuing and surviving person, or (iv) when any wholly-owned Material Subsidiary is merging with another Material Subsidiary, such wholly-owned Material Subsidiary shall be the continuing or surviving Person; provided, further, that in each case, the Accounts of such Material Subsidiary shall not be eligible Accounts until such time as Agent and the Lenders shall have completed an audit of such Accounts and such other due diligence reasonably requested by Agent, in a manner and with results reasonably satisfactory to Agent; provided, further, any Subsidiary that is not a Loan Party may merge with and into another Subsidiary that is not a Loan Party in connection with a Corporate Restructuring, so long as if either such Subsidiary is a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be continuing or surviving Person; provided, further, that no Loan Party merge with and into Holdings or Parent.
(b)any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Remy Operating Company;
(c)any Material Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Remy Operating Company; and
(d)in connection with any Permitted Acquisitions, any Parent or any Material Subsidiary of any Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Material Subsidiary or a Borrower and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving Person; provided, further, that in each case, the Accounts of the acquired Person in such transaction shall not be eligible Accounts until such time as Agent and the Lenders shall have completed an audit of such Accounts and such other due diligence reasonably requested by Agent, in a manner and with results reasonably satisfactory to Agent.
6.5.Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:
(a)Dispositions of obsolete, surplus or worn out property, or property no longer used or useful in the conduct of the business of the Loan Parties, in each case, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of Accounts in connection with the collection or compromise thereof;

(b)Dispositions of Inventory and goods held for sale in the ordinary course of business;
(c)Dispositions of Equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by any Material Subsidiary to any Borrower or to a wholly-owned Subsidiary; provided that, except in the connection with a Corporate Restructuring, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;
(e)Dispositions permitted by Section 6.4 and transfers of property resulting from condemnation proceedings or in connection with receipt of insurance proceeds;
(f)non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;
(g)(i) the sale of Accounts owing from AutoZone, Inc., (ii) the sale of Accounts owing from Advance Stores Company, Incorporated, (iii) the sale of Accounts owing from General Parts Inc., (iv) the sale of Accounts owing from Fisher Auto Parts, Inc., in each case owned by Remy USA, and (v) the sale of Accounts owing from Ozark Purchasing, LLC owned by Remy Power; provided, that with respect to clauses (i), (ii) and (iii) herein, the sale of Accounts by World Wide Automotive pursuant to factoring arrangements shall be limited to arrangements with customers that are parties to factoring arrangements as of the Closing Date and with respect to which Agent has received copies of all agreements, documents and instruments evidencing or relating thereto, or any successors or assigns of such customers; and provided, further, that with respect to clauses (iv) and (v) herein, the sale of Accounts by Remy USA and Remy Power, respectively, pursuant to factoring arrangements shall be limited to arrangements with customers that are parties to factoring arrangements as of the Closing Date and with respect to which Agent has received copies of all agreements, documents and instruments evidencing or relating thereto, or any successors or assigns of such customers, and [(vi) the sale of Accounts owned by one or more Borrowers owing from each of Caterpillar Inc., O'Reilly Automotive, Inc. and Volvo, so long as such factoring arrangements are in form and substance satisfactory to Agent and has received copies of all agreements, documents and instruments evidencing or relating thereto are in form and substance reasonably acceptable to Agent and Agent has entered into a consent agreement with the applicable factoring lender, in form and substance reasonably acceptable to Agent;] Have these factoring agreements been terminated? Please confirm prior to us removing this language
(h)Disposition of Locomotive Business;
(i)the sale of Accounts by a Foreign Subsidiary with respect to which the Account Debtor is not organized under the laws of the United States, any State thereof or the District of Columbia pursuant to factoring arrangements in form and substance satisfactory to Agent;
(j)Dispositions of Cash Equivalents for reasonable equivalent value;
(k)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(l)a Disposition consisting of sale leaseback transaction of the Edmond Facility consummated on or before March 31, 2015; and
(m)other Dispositions of assets not otherwise permitted in clauses (a) through (l) above so long as the aggregate fair market value of all assets disposed of in all such Dispositions since the Closing Date (including the proposed Disposition) would not exceed $2,500,000;

provided, however, that any Disposition pursuant to this Section 6.5 (other than a Disposition permitted pursuant to Section 6.5(d) that is also completed in connection with a Corporate Restructuring) shall be for fair market value.
6.6.Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)each Material Subsidiary may make Restricted Payments to any Remy Company or any Material Subsidiary of any Remy Company that is a Guarantor, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)each Loan Party and each Material Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)Parent may issue and sell its common Equity Interests and Qualified Capital Stock;
(d)(i) Parent may make Restricted Payments that are annual dividends to stockholders of Parent (or, for periods prior to Second Amendment Closing Date, Restricted Payments made by Remy Holdings that are annual dividends to stockholders of Remy Holdings), in an aggregate amount not to exceed $35,000,000 provided, that both before and after giving effect to each such Restricted Payment (x) Excess Availability exceeds the amount equal to 17.5% of the Maximum Revolver Amount, (y) the average daily Excess Availability for the 30 day period immediately preceding the making of such Restricted Payment (computed on a pro forma basis treating such Restricted Payment as being made on the first day of such period) exceeds the amount equal to 17.5% of the Maximum Revolver Amount, and (z) Parent and its Subsidiaries shall be in pro forma compliance (determined on a pro forma basis as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1) with the financial covenants set forth in Section 7, which financial covenants shall be tested at such time regardless of whether a Covenant Testing Period is in effect and (ii) Parent may make Restricted Payments (excluding Restricted Payments made pursuant to clause (i) above) in an aggregate amount not to exceed the Available Amount, provided, that both before and after giving effect to each such Restricted Payment (w) Excess Availability exceeds the amount equal to 20% of the Maximum Revolver Amount, (x) the average daily Excess Availability for the 30 day period immediately preceding the making of such Restricted Payment (computed on a pro forma basis treating such Restricted Payment as being made on the first day of such period) exceeds the amount equal to 20% of the Maximum Revolver Amount, (y) Parent and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 7, which financial covenants shall be tested at such time regardless of whether a Covenant Testing Period is in effect and (z) the Consolidated Leverage Ratio does not exceed 3.50 to 1.00 (determined on a pro forma basis as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1); provided, further, so long as both before and after giving effect to each such Restricted Payment, the Consolidated Leverage Ratio does not exceed 3.00 to 1.00 (determined on a pro forma basis as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1), then Restricted Payments permitted under this clause (ii) may exceed the Available Amount;

(e)[Reserved]
(f)Repurchases by Parent of Equity Interests of Parent from former employees, officers and directors (or any spouses, ex-spouses or estates of any of the foregoing) with respect to Equity Interests of Parent so long as the aggregate amount of all such repurchases does not exceed $10,000,000 since the Closing Date;
provided, however, that, notwithstanding anything to the contrary in this Section 6.6, no Loan Party and no Material Subsidiary shall make any Restricted Payment on any preferred stock of any Loan Party or any Material Subsidiary other than pursuant to Section 6.6(d).
6.7.Change in Nature of Business.
Engage in any line of business substantially different from those lines of business conducted (a) by Borrowers and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto, or (b) by Imaging on the Second Amendment Closing Date or any business substantially related or incidental thereto.
6.8.Transactions with Affiliates.
Except fortransactions permitted hereunder, enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to any Loan Party or such Material Subsidiary as would be obtainable by any Loan Party or such Material Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate. In addition, if any such transaction or series of related transactions involves payments in excess of $5,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to the Agent (other than ordinary course asset sales between the Loan Parties and any other asset sales between Loan Parties related to the Loan Parties' operational restructuring).
6.9.Burdensome Agreements; Material Contract.
(a) Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Term Loan Documents or any other agreement in effect (1) the Closing Date and set forth on Schedule 6.9 or (2) at the time any Material Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower) that (i) limits the ability (A) of any Material Subsidiary to make Restricted Payments to a Loan Party or to otherwise transfer property to or invest in the a Loan Party, (B) of any Subsidiary to Guarantee the Indebtedness of a Borrower under this Agreement, or (C) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Agent; provided, however, that this clause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.2(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person other than the Obligations or obligations secured by any Lien permitted under Section 6.1; or (iii) prohibits the creation of a Lien on any of any Loan Party's or any Material Subsidiary's properties or other assets in favor of Agent, on behalf of itself the Lender Group and the Bank Product Providers, as additional collateral for the Obligations, except operating leases, Capitalized Leases or licenses which prohibits Liens upon the assets that are subject thereto and agreements governing Liens permitted under this Section 6.9 or 6.2(g); or (b) change or amend, modify or supplement the terms of or terminate or agree to terminate any Material Contract, other than (x) amendments or other modifications which would not reasonably be expected to materially and adversely affect the interests of Agent or any Lender, or (y) the expiration of such Material Contract at the end of its normal term.
6.10.Use of Proceeds.
Use the proceeds of any Advance or other extension of credit under this Agreement, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
6.11.Change Name.
Change its name, organizational identification number, state of organization or organizational identity; provided, however, that any Loan Party or its Subsidiaries may make any such change upon at least 30 days' prior written notice to Agent of such change and prompt compliance by the applicable Loan Party or Subsidiary with Section 5.15.
6.12.Prepayments and Amendments.
(a)Except in connection with refinancings, refundings, renewals or extensions expressly permitted hereunder:
(i)make any payment on account of Indebtedness or any redemption, defeasance, purchase or other acquisition of Indebtedness, in each case that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(ii)make any payment of the Term Loan Indebtedness that is prohibited by the Intercreditor Agreement.
(b)Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted hereunder that has been contractually subordinated in right of payment to the Obligations other than Permitted Intercompany Advances and ministerial amendments, or
(ii)the Organization Documents of any Loan Party or any of its Material Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.13.[Intentionally omitted].
6.14.Accounting Changes.
Make any change in (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal year; provided, however, that Borrowers may, upon written notice to Agent, change their fiscal year to a "4/4/5" fiscal year, in which case, Borrowers and Agent will, and are hereby authorized by the Lenders to, amend this Agreement as reasonably necessary to reflect such change in fiscal year.
6.15.Hazardous Materials.
Cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the real estate owned, leased subleased or used by any Loan Party where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of such real estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.16.Cancellation of Indebtedness.
Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.
6.17.No Speculative Transactions.
Engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in (a) the prices of commodities owned or purchased by it or (b) interest rates, provided any such transaction is consistent with the Loan Parties' hedging policies existing as of the Closing Date.
6.18.ERISA.
Except as could not reasonably be expected to result in a Material Adverse Effect, no Loan Party shall, nor shall it permit any ERISA Affiliate to, cause or permit to occur (a) an event that could result in the imposition of an Lien under ERISA, or (b) an ERISA Event.
6.19.Limitation on Issuance of Equity Interests.
Except for the issuance or sale of common stock, including in respect of Qualified Capital Stock by Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Equity Interests.
6.20.Acquisitions.
No Loan Party shall consummate any Acquisition or agree to consummate any Acquisition that is not a Permitted Acquisition.
6.21.Parent and Holdings as Holding Companies
Permit either of Parent or Holdings to engage in any business or activity other than (a) the Second Amendment Closing Date Transaction, (b) the ownership of all outstanding Equity Interests in its direct Subsidiaries as of the Second Amendment Closing Date, (c) maintaining its corporate existence, (d) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (e) the execution and delivery of the Loan Documents and the Term Loan Indebtedness Documents (or any loan documents entered into in connection with any refinancing thereof permitted hereunder) and any underwriting or similar agreements with respect to its Equity Interests to which it is a party and the performance of its obligations thereunder, and (f) activities incidental to the businesses or activities described in clauses (a) through (e) of this Section 6.21.

6.	FINANCIAL COVENANTS.
Each Borrower and Parent covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Borrower and Parent will comply with the following financial covenants:
(a)Fixed Charge Coverage Ratio. During any Covenant Testing Period, have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 1.10 to 1.00 for each 12 fiscal month period ending on such month-end.

7.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1.If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;
8.2.If any Loan Party or any of its Material Subsidiaries:
(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.5 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.7, 5.10 (solely if any Loan Party or Material Subsidiary refuses to allow Agent or its representatives or agents to visit such Person's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Person's affairs, finances, and accounts with officers and employees of such Loan Party or such Material Subsidiary), 5.12, 5.18, 5.22, or 5.23 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;
(b)fails to perform or observe any covenant or other agreement contained in any of Sections 5.5 (other than if any Loan Party or such Material Subsidiary is not in good standing in its jurisdiction of organization), 5.6, 5.8, 5.15 and 5.19 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or such Material Subsidiary or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent; or
(c)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or such Material Subsidiary or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;
8.3.If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Material Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4.If an Insolvency Proceeding is commenced by a Loan Party or any of its Material Subsidiaries;
8.5.If an Insolvency Proceeding is commenced against a Loan Party or any of its Material Subsidiaries and any of the following events occur: (a) such Loan Party or such Material Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6.If a Loan Party or any of its Material Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Loan Parties and their Material Subsidiaries, taken as a whole;
8.7.If there is (a) a default in one or more agreements to which a Loan Party or any of its Material Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Material Subsidiaries' Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Material Subsidiary's obligations thereunder, or (b) a default in respect of the Term Loan Credit Agreement or any other Term Loan Indebtedness Document, including any failure to observe or perform any other agreement or condition relating to the Term Loan Indebtedness;
8.8.If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.9.If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.10.If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Liens permitted by Section 6.1 which are permitted purchase money Liens or the interests of lessors under Capitalized Leases, first priority Lien on the Collateral covered thereby (subject to the Lien in favor of the Term Loan Agent on the Term B Priority Collateral and subject to the Intercreditor Agreement, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;
8.11.The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or
8.12.A Change of Control occurs.

8.	RIGHTS AND REMEDIES.
9.1.Rights and Remedies.
Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;
(b)declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and
(c)exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.
9.2.Remedies Cumulative.
The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.	WAIVERS; INDEMNIFICATION.
10.1.Demand; Protest; etc.
Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Loan Party may in any way be liable.
10.2.The Lender Group's Liability for Collateral.
Each Borrower and Parent hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.
10.3.Indemnification.
Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties' and their Subsidiaries' compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes relating to any action or omission of a Loan Party, and to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

10.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers:	c/o Administrative Borrower
REMY HOLDINGS, INC.

600 Corporation Drive
Pendleton, Indiana46064
Attn: Barbara Bitzer
Fax No. (765) 778-6499

with copies to:	c/o Administrative Borrower
REMY HOLDINGS, INC.
600 Corporation Drive
Pendleton, Indiana46064
Attn: General Counsel
Fax No. (765) 778-6499

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
150 South Wacker Drive, Suite 2200
Chicago, Illinois 60606
Attn: Daniel Laven
Fax No. (312) 332-0424

with copies to:	GOLDBERG KOHN LTD.
55 East Monroe, Suite 3300
Chicago, Illinois60603
Attn: David L. Dranoff, Esq.
Fax No. (312) 863-7439

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED

IN THE CITY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. Each BORROWER, PARENT AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUMNONCONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, each BORROWER, PARENT AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. each BORROWER, PARENT AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.Assignments and Participations.
(a)With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"; provided, however, that no Loan Party, Affiliate of a Loan Party, Fidelityor Affiliate of Fidelity shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000.

(b)From and after the date that Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).
(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating

Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder and under the other Loan Documents shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Loan Parties, the Collections of Loan Parties or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and their Subsidiaries and their respective businesses.
(g)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h)Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Revolver Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolver Commitment to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j)Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2.Successors.
This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that neither Parent nor any Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower or Parent from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Parent or any Borrower is required in connection with any such assignment.

13.	AMENDMENTS; WAIVERS.
14.1.Amendments and Waivers.
(a)No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(ii)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral,
(vi)amend, modify, or eliminate the definition of "Required Lenders" or "Pro Rata Share",
(vii)contractually subordinate any of Agent's Liens,
(viii)other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(ix)amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii),
(x)amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or
(xi)amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, and Eligible Inventory,) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount.
(b)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,
(c)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,
(d)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other

Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,
(e)Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.
14.2.Replacement of Certain Lenders.
(a)If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement(a "Holdout Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including(i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender's or Tax Lender's, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.
14.3.No Waivers; Cumulative Remedies.
No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Parent and each Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

14.	AGENT; THE LENDER GROUP.
15.1.Appointment and Authorization of Agent.
Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Loan Parties and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Loan Parties and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Loan Parties and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Loan Parties or their Subsidiaries, the Obligations, the Collateral, the Collections of Loan Parties and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2.Delegation of Duties.
Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3.Liability of Agent.
None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries.
15.4.Reliance by Agent.
Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5.Notice of Default or Event of Default.
Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6.Credit Decision.
Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.Costs and Expenses; Indemnification.
Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Loan Parties and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Loan Parties or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. Notwithstanding anything herein to the contrary, Lenders shall be liable and indemnify Agent-Related Persons only for Indemnified Liabilities and other costs and expenses that relate to or arise from an Agent-Related Person acting as or for Agent (in such capacity as Agent). The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8.Agent in Individual Capacity.
WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Loan Parties and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include WFCF in its individual capacity.
15.9.Successor Agent.
Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10.Lender in Individual Capacity.
Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.Collateral Matters.
(a)The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.5 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party and no Subsidiary of any Loan Party owned any interest at the time Agent's Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Loan Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9‑610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness permitted hereunder.
(b)Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Loan Party or a Loan Party's Subsidiary or is cared for, protected, or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
15.12.Restrictions on Actions by Lenders; Sharing of Payments.
(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13.Agency for Perfection.
Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.
15.14.Payments by Agent to the Lenders.
All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.Concerning the Collateral and Related Loan Documents.
Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.
By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Loan Party or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Loan Party and its Subsidiaries and will rely significantly upon each Loan Party's and its Subsidiaries' books and records, as well as on representations of each Loan Party's personnel,
(d)agrees to keep all Reports and other material, non-public information regarding each Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or any Subsidiary of any Loan Party to Agent that has not been contemporaneously provided by any Loan Party or its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of such Loan Party the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Loan Party a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17.Several Obligations; No Liability.
Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.	WITHHOLDING TAXES.
(a)All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.
(b)Borrowers agree to pay any present or future stamp, value added tax on an extension of credit made to a Borrower by a Lender or Agent or any other value added tax on any costs or expenses incurred by a Lender or Agent pursuant to this Agreement (except to the extent that such Lender or Agent reasonably determines it is entitled to credit or repayment in respect of such value added tax from the relevant taxing authority), documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document excluding, in each case, such amounts that result from a Lender's Assignment and Acceptance pursuant to Section 13.1(a), grant of a participating interest to a Participant pursuant to Section 13.1(e), transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (collectively, "Assignment Taxes"), except for Assignment Taxes resulting from an assignment requested or required in writing by the Borrowers or amounts that would have otherwise been payable had no assignment or participation occurred.
(c)If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exemption, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(ii)if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v)a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax, together with such supplementary documentation as may be prescribed by applicable laws to permit any Borrower or Agent to determine the withholding or deduction required to be made.
Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrowers and Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrowers or Agent as may be necessary for the Borrowers or Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.
(e)If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Borrowers and Agent (and, in the case of a Participant, to the Lender granting the participation, at the time or times prescribed by applicable law of when reasonably requested by Borrowers or the Agent) and before receiving its first payment under this Agreement, any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax and such other reasonably requested information as will permit Borrowers or Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender's or Participant's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender or Participant, as applicable, by Borrowers pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in the applicable jurisdiction, at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Agent, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(f)If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(g)If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(h)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any

Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
(i)If Agent or a Lender determines, in its discretion acting in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all commercially reasonable out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

16.	GENERAL PROVISIONS.
17.1.Effectiveness.
This Agreement shall be binding and deemed effective when executed by each Borrower, Parent, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2.Section Headings.
Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3.Interpretation.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.Severability of Provisions.
Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5.Bank Product Providers.
Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not; provided, that with respect solely to Bank of America, N.A., to the extent reserves are established in respect of Bank Products provided by Bank of America, N.A. or one of its Affiliates, Agent shall increase such reserve to reflect an increase in the mark-to-market reserve so long as Bank of America, N.A. has provided written notice thereof to Agent. Bank of America, N.A. hereby agrees to provide written notice to Agent of any such increase in the mark-to-market reserve on a monthly basis in accordance with each applicable Bank Product Provider Letter Agreement. In addition, Agent shall not be obligated to establish or increase a Bank Product Reserve for any Bank Product unless after giving effect to such establishment increase, the sum of the Bank Product Reserves established for all Bank Products consisting of Swap Contracts does not exceed the Aggregate Bank Product Reserve Amount. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6.Debtor-Creditor Relationship.
The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7.Counterparts; Electronic Execution.
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8.Revival and Reinstatement of Obligations.
If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
17.9.Confidentiality.
(a)Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and reporting services, and (ii) use the name, logos, and other insignia of Borrowers and Loan Parties and the Total Commitments provided hereunder in any "tombstone" or comparable advertising, on its website or in other marketing materials of the Agent.
17.10.Lender Group Expenses.
Borrowers agree to pay any and all Lender Group Expenses on the earlier of (a) the first day of each month or (b) the date on which demand therefor is made by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
17.11.Survival.
All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instru-ments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstand-ing and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
17.12.Patriot Act.
Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.13.Integration.
This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.14.Remy Holdings as Agent for Borrowers.
Each Borrower hereby irrevocably appoints Remy Holdings as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, including without limitation, any and all notices with respect to the Maximum Revolver Increase Amount, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
[Signature pages to follow.]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:
"A/R Core Credit Add-Backs" means with respect to any Person, an amount to be determined by Agent in good faith as a result of the reclassification for lending purposes of Accounts of such Person which may be subject to potential core returns as Inventory of such Person, which amount shall be calculated as the product of (a) the Core Return Dilution Percentage (defined below) for such Person multiplied by (b) the Average Monthly Credits (defined below) for such Person. As used herein, the term "Core Return Dilution Percentage" with respect to any Person means a percentage obtained by dividing the total amount of core return credits issued by such Person by the total amount of all dilutive credits issued by such Person for the previous trailing three-month period as of any date of determination. As used herein, the term "Average Monthly Credits" with respect to any Person means the total amount of all dilutive credits, excluding intercompany receivables, issued by such Person in the previous trailing three-month period as of any date of determination divided by three (3).
"Account" means an account (as that term is defined in the Code).
"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.
"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
"Additional Documents" has the meaning specified therefor in Section 5.15 of the Agreement.
"Administrative Borrower" has the meaning specified therefor in Section 17.14 of the Agreement.
"Advances" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.

"Affiliate" means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.8 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" has the meaning specified therefor in the preamble to the Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1.
"Agent's Liens" means the Liens granted by any Loan Party or its Material Subsidiaries to Agent under the Loan Documents.
"Aggregate Bank Product Reserve Amount" means as of any date of determination, the lesser of (a) $30,000,000 and (b) the sum of the Bank Product Reserves that have been established by Agent as of such date of determination.
"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.
"Applicable Financial Covenant" means the maintenance by Loan Parties, of a Consolidated Leveraged Ratio at any time during any period of 12 fiscal months of Loan Parties and their Subsidiaries set forth below of no greater than the applicable ratio set forth below opposite such period:

12 Fiscal Months Ending	Maximum Consolidated Leverage Ratio
Closing Date through December 31, 2014	3.00 to 1.00
March 31, 2015 and each 12 fiscal month period thereafter	2.75 to 1.00

"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date or any earlier date upon which the Obligations become due and payable in full, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
"Attributable Indebtedness" means, on any date (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
"Audited Financial Statements" means the audited consolidated balance sheet of Remy Holdings and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Loan Parties and their Subsidiaries, including the notes thereto.
"Available Amount" means, as at any date, the sum of, without duplication:
(a)    the aggregate cumulative amount, not less than zero, equal to 50% of (x) 100% minus the then applicable ECF Percentage times (y) Excess Cash Flow for each fiscal year beginning with the fiscal year ending December 31, 2013;
(b)    the Net Cash Proceeds received after the Closing Date and on or prior to such date from any equity issuance by (i) Parent on or after the Second Amendment Closing Date (which is not Disqualified Capital Stock), (ii) Remy Holdings after the Closing Date but prior to the Second Amendment Closing Date (which is not Disqualified Capital Stock), excluding any Net Cash Proceeds of an IPO used by Remy Holdings or any other Loan Party to retire, redeem, repurchase or acquire any Equity Interests of Remy Holdings or any other Loan Party;
(c)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Cash Equivalents by any Loan Party in respect of any Investments made with the proceeds of the Available Amount; and
(d)    the aggregate amount actually received in cash or Cash Equivalents by any Loan Party in connection with the sale, transfer or other disposition of its ownership interest in any Foreign Subsidiary, in each case, to the extent of the Investment in such Foreign Subsidiary;
in each case, that has not been previously applied pursuant to Section 6.3(k) or Section 6.6(d) of the Agreement.
"Authorized Person" means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).
"Bank Product" means any one or more of the following financial products or accommodations extended to any Loan Party or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called "procurement cards" or "P-cards"), (f) Cash Management Services, or (g) transactions under Swap Contracts.
"Bank Product Agreements" means those agreements entered into from time to time by a Loan Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries; provided, however, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute "Bank Product Obligations", (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 30 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Letter Agreement within 30 days after the date of the provision of the applicable Bank Product to a Loan Party or its Subsidiaries.
"Bank Product Provider" means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 30 days after the provision of such Bank Product to a Loan Party or its Subsidiaries; providedfurther, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

"Bank Product Provider Letter Agreement" means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Loan Party, and Agent.
"Bank Product Reserve" means, as of any date of determination, with respect to a Bank Product consisting of Swap Contracts, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the applicable Bank Product Provider's reasonable determination of its credit exposure to Loan Parties and their Subsidiaries in respect of Hedge Obligations) in respect of such Bank Product then provided or outstanding.
"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.
"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
"Base Rate Loan" means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.
"Base Rate Margin" means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that correspond to the average daily Excess Availability for the most recently ended month (the "Monthly Average Excess Availability"); provided, however, that for the period from the Closing Date through March 31, 2011, the Base Rate Margin shall be at the margin in the row styled "Level II":

Level	Monthly Average Excess Availability Amount	Base Rate Margin
I	If the Monthly Average Excess Availability Amount is less than 33⅓% of the Maximum Revolver Amount	1.00 percentage points
II	If the Monthly Average Excess Availability Amount is greater than or equal to 33⅓% of the Maximum Revolver Amount and less than 66⅔% of the Maximum Revolver Amount	0.75 percentage points
III	If the Monthly Average Excess Availability Amount is greater than or equal to 66⅔% of the Maximum Revolver Amount	0.50 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Monthly Average Excess Availability Amount, which will be calculated as of the end of each fiscal month. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined monthly on the first Business Day after the day Agent receives the Borrowing Base Certificate for such month; provided, however, that if Borrowers fail to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, the Base Rate Margin shall be set at the margin in the row styled "Level I" as of the first day following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information. In the event that the information regarding the Monthly Average Excess Availability Amount contained in any Borrowing Base Certificate or other information delivered by Borrowers to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a "Base Rate Period") than the Base Rate Margin actually applied for such Base Rate Period, then (i) Borrowers shall immediately deliver to Agent a correct Borrowing Base Certificate for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.
"Board of Directors" means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.
"Borrowing" means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
"Borrowing Base" means, as of any date of determination, the result of:

(a)    85%of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
(b)     the lesser of
(i)    65% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible Inventory (other than Eligible Processor Inventory and Eligible In-Transit Inventory),
(iii)    85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of

Borrowers' Eligible Inventory (other than Eligible Processor Inventory and Eligible In-Transit Inventory), plus
(c)    the lowest of
(i)    65% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible Inventory constituting Eligible Processor Inventory and Eligible Inventory constituting Eligible In-Transit Inventory,
(ii)    85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Borrower's Eligible Inventory constituting Eligible Processor Inventory and Eligible Inventory constituting Eligible In-Transit Inventory, and
(iii)    $10,000,000, plus
(d)    the lesser of
(i)    50% of the book value of Borrowers' A/R Core Credit Add-Backs, and
(ii)    $5,000,000, minus
(e)    the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.
"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.
"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York Illinois or Indiana, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
"Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.
"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Cash Equivalents" means any of the following types of Investments, to the extent owned by Loan Parties or any of their Material Subsidiaries free and clear of all Liens (other than Liens created under the Loan Documents and other Liens permitted hereunder):
(a)    readily marketable obligations issued or directly and fully guaranteed or issued by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided, that the full faith and credit of the United States is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (A) is a Lender or a Term Loan Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus or at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
(d)    Investments, classified in accordance with GAAP as current assets of Loan Parties or any of their Material Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and the portfolios of which are limited solely to Investments of the character, qualify and maturity described in clauses (a), (b) and (c) of this definition.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
"CFC" means a controlled foreign corporation (as that term is defined in the IRC).

"Change of Control" means an event or series of events by which:
(a)    upon and following an IPO, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, 40%or moreof the equity securities of Parent entitled to vote for members of the Board of Directors on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right);
(b)    during any period of 12 consecutive months, a majority of the members of the Board of Directors cease to be composed of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting, at the time of such election or nomination, at least a majority of the Board of Directors or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of the Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or Holdings ceases to be a wholly-owned Subsidiary of Parent or Remy Holdings ceases to be a wholly-owned Subsidiary of Holdings; or
(c)    a "change of control" of any comparable term under, and as defined in the Term Loan Credit Agreement shall have occurred.
"Closing Date" means the date of the making of the initial Advance (or other extension of credit) under the Agreement.
"Code" means the New York Uniform Commercial Code, as in effect from time to time.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by a Loan Party or itsMaterial Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Loan Party's or its Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
"Commitment" means, with respect to each Lender, its Revolver Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Borrower to Agent.
"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.
"Consolidated EBITDA" means, at any date of determination, an amount equal to Consolidated Net Income of Loan Parties and their Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income tax expense, (iii) depreciation and amortization expense, (iv) net loss (or gain) on early extinguishment of Indebtedness, net of any tax benefit or taxes payable as a result thereof, (v) any non-cash impairments of non-working capital assets, (vi) net loss (or gain) on the disposition of assets permitted under the Agreement, (vii) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options pursuant to a written agreement or the treatment of such options under variable plan accounting, (viii) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (ix) cash fees, premiums and expenses incurred in connection with the Second Amendment Closing Date Transaction incurred prior to the Second Amendment Closing Date or within 90 days after the Second Amendment Closing Date in an aggregate amount not to exceed $4,000,000 during the term of this Agreement, and (x) cash and non-cash charges and legal expenses incurred with respect to settlement of certain patent disputes with Tecnomatic S.p.A. in an aggregate amount not to exceed $25,000,000 incurred for accounting purposes prior to the end of the fiscal year ending December 31, 2014(in each case of or by Loan Parties and their Subsidiaries for such Measurement Period) and minus (b) to the extent included in calculating such Consolidated Net Income and all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Loan Parties and their Subsidiaries for such Measurement Period).
"Consolidated Funded Indebtedness" means, as of any date of determination, for Loan Parties and their Subsidiaries on a consolidated basis, all Indebtedness of the type described in clauses (a) and (f) of the definition of Indebtedness in an amount that would be reflected on a balance sheet prepared as of such date in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof), excluding (i) obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder and (ii) Attributable Indebtedness of the type described in clause (b) of the definition of Attributable Indebtedness.
"Consolidated Interest Charges" means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including all interest charges and expenses associated withfactoring transactions, (b) all interest paid or payable with respect to discontinued operations, and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Loan Parties and their Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by Loan Parties and their Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
"Consolidated Net Income" means, at any date of determination, the net income (or loss) of the Loan Parties on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by any such Loan Party of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to any such Loan Party during such Measurement Period, except that any Loan Party's equity in any net loss of any such Subsidiary that is a Loan Party for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Domestic Subsidiary or a wholly-owned Foreign Subsidiary, except that any Loan Party's equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to any Loan Party or a Subsidiary that is a Loan Party as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to a Loan Party as described in clause (b) of this proviso).
"Consolidated Total Assets" means the total assets of Loan Parties and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of Loan Parties.
"Contractual Obligation" means, as to any Person, any provision of any Equity Interests issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Contribution" has the meaning set forth in preamble.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Controlled Account Agreement" has the meaning specified therefor in the Security Agreement.
"Corporate Restructuring" means the disposition of Equity Interests by a Loan Party or other Material Subsidiary of an Immaterial Subsidiary to a wholly-owned Subsidiary that is not a Loan Party so long as (i) the effect of such disposition could not reasonably be expected to be materially adverse to the interests of the Lenders, (ii) Administrative Borrower provided Agent with written notice at least 15 Business Days (or a shorter period of time acceptable to Agent) prior to the anticipated closing date of such disposition, and (iii) Agent has provided prior written consent to such disposition.
"Copyright Security Agreement" has the meaning specified therefor in the Security Agreement.
"Covenant Testing Period" means, a period commencing on the date Excess Availability is less than the amount equal to 12.5% of the Maximum Revolver Amount as in effect on such date and ending on the date that Borrowers have maintained Excess Availability of not less than the amount equal to 12.5% of the Maximum Revolver Amount as in effect on the applicable date of determination for 90 consecutive days.
"Current Assets" means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, Cash Equivalents and debts due from Affiliates.
"Current Liabilities" means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year.
"Customer Obligations" means liabilities classified as customer obligations on Loan Parties' consolidated balance sheet.
"Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

"Debtor Relief Laws" means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Parent, any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
"Deposit Account" means any deposit account (as that term is defined in the Code).
"Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1.
"Designated Account Bank" has the meaning specified therefor in Schedule D-1.
"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or Accounts or any rights and claims associated therewith.
"Disqualified Capital Stock" means any Equity Interest that by its terms (a) provides for the scheduled cash payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards but excluding as a result of a "change in control" or sale of assets so long as any rights of the holders thereof in such circumstances shall be subject to the prior payment in full of the Advances and all other Obligations (other than contingent indemnification obligations and other contingent obligations not yet due and owing) and termination of the Lenders' Commitments) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the final scheduled Maturity Date or the "Maturity Date" (as defined in the Term Loan Credit Agreement) whichever is later (other than (i) upon payment in full of the Obligations (other than contingent indemnification obligations and other contingent obligations not yet due and owing) and termination of the Lenders' Commitments or (ii) upon a "change in control" or sale of assets; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than contingent indemnification obligations and other contingent obligations not yet due and owing) and termination of the Lenders' Commitments); providedfurther, however, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of any Loan Party or any Subsidiary or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Loan Party or such Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.
"Dollars" or "$" means United States dollars.
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.
"ECF Percentage" means, with respect to any fiscal year of Loan Parties, (i) 50%, if the Consolidated Leverage Ratio as of the last day of such fiscal year was equal to or greater than 2.00 to 1.00, (ii) 25%, if the Applicable Financial Covenant as of the last day of such fiscal year was less than 2.00 to 1.00 but equal to or greater than 1.50 to 1.00, and (iii) 0%, if the Applicable Financial Covenant as of the last day of such fiscal year was less than 1.50 to 1.00.

"Edmond Facility" means the Real Property owned by _______________ with an address of 3400 South Kelly Avenue, Edmond, Oklahoma.
"Eligible Accounts" means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, that are acceptable to Agent and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below as determined by Agent in its sole discretion; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to make such criteria more restrictive to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:
(a)    such Accounts are unpaid more than the lesser of (i) 120 days after the date of the original invoice for them or (ii) 60 days after the original due date for them;
(b)    such Accounts are owed by an Account Debtor who has Accounts unpaid more than the lesser of (i) 120 days after the original invoice date for them or (ii) 60 days after the original due date for them, which together constitute more than 50% of the total Account of such Account Debtor
(c)    Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,
(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e)    Accounts that are not payable in Dollars,
(f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(g)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)    Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,
(i)    Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% (or, (i) in the case of each of Navistar International Corporation, Advance Auto Parts, Inc., Ford Motor Corporation, AutoZone, Inc., Freightliner LLC, Caterpillar Inc. and International Truck and Engine Corporation, 25% and (ii) in the case of each of General Motors Corporation and O'Reilly Automotive, Inc., 30%) (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(k)    Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,
(l)    Accounts that are not subject to a valid and perfected first priority Agent's Lien,
(m)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(n)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(o)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services, or
(p)    any portion of an Account that is an A/R Core Credit Add-Back.
"Eligible In-Transit Inventory" means, Eligible Inventory of a Borrower which is in-transit to such Borrower from a supplier thereof in the ordinary course of such Borrower's business which are acceptable to Agent based on the criteria set forth below as determined in Agent's sole discretion; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to make such criteria more restrictive to address the results of any audit performed by Agent from time to time after the Closing Date. Eligible Inventory shall be Eligible In-Transit Inventory:
(a)    if located outside the United States, (i) such Inventory is being shipped F.O.B. origin (or upon other similar terms approved in writing by Agent) and, during the existence of an Event of Default, either evidenced by a Qualifying Bill of Lading or to be acquired by such Borrower from a supplier to which a Letter of Credit has been issued for the full purchase price thereof which contains as a condition to drawing thereunder the presentation of a Qualifying Bill of Lading, (ii) such Inventory is fully insured in-transit against such risks (including war risks to the extent commercially reasonable) and pursuant to such terms and conditions and in such amounts as Agent may deem appropriate in its good faith judgment which insurance shall name Agent as the sole loss payee thereunder and (iii) during the existence of an Event of Default, such Inventory is subject to agreements from such Borrower's customs agents, freight forwarders and/or documentation agents as Agent shall require, in form and substance satisfactory to Agent; or
(b)    if located in the United States, (i) during the existence of an Event of Default, such Inventory is under the control of a common carrier which has executed a Collateral Access Agreement and (ii) such Inventory is fully insured in-transit against such risks and pursuant to such terms and conditions and in such amounts as Agent may deem appropriate in its good faith judgment which insurance shall name Agent as sole loss payee thereunder.
"Eligible Inventory" means Inventory consisting of first quality finished goods held for sale and finished cores held for resale, in each case, in the ordinary course of Borrowers' business, and raw materials and raw materials cores for such finished goods, in each case which are acceptable to Agent and that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below as determined by Agent in its sole discretion; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to make such criteria more restrictive to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)    a Borrower does not have good, valid, and marketable title thereto,
(b)    a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrowers),
(c)    it is not located at one of the locations in the continental United States set forth on Schedule E-1 (or in-transit from one such location to another such location),
(d)    it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1 (and other than for purposes of identifying Eligible In-Transit Inventory),

(e)    it is located on real property leased by a Borrower or in a contract warehouse, in each case, (i) unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement which does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such reserves under Section 2.1(c) in respect of amounts at any time payable by Borrower to the owner and lessor thereof as Agent shall determine, and (ii) unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
(f)    it is the subject of a bill of lading or other document of title (other than for purposes of identifying Eligible In-Transit Inventory),
(g)    it is not subject to a valid and perfected first priority Agent's Lien,
(h)    it consists of goods returned or rejected by a Borrower's customer,
(i)    it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers' business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment,
(j)    it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or
(k)    it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
"Eligible Processor Inventory" means, Inventory of a Borrower constituting Eligible Inventory which have been delivered to a third party for processing in the ordinary course of such Borrower's business which are acceptable to Agent based on the criteria set forth below as determined in Agent's sole discretion; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. Eligible Inventory shall be Eligible Processor Inventory if:
(a)    Agent has received a Collateral Access Agreement from the owner of the processor where the Eligible Inventory is located or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement which does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Processor Inventory to the extent Agent shall have established such reserves under Section 2.1(c) in respect of amounts at any time payable by Borrower to the owner and lessor thereof as Agent shall determine;

(b)    Agent has received, upon its request, Uniform Commercial Code financing statements naming the owner of such location, as bailee, and such Borrower, as bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent; and
(c)    Agent has received a written acknowledgement, in form and substance satisfactory to Agent in its good faith determination, from any lender to the owner of such location of the first priority security interest of Agent in such Inventory.
"Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent.
"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.
"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, codes, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions, binding and enforceable guidelines, binding and enforceable written policies or rules of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof relating to pollution and the protection of the environment, the effect of the environment on employee health or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.
"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.
"Equipment" means equipment (as that term is defined in the Code).

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(o).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.
"Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of the Loan Parties aged in excess of historical levels with respect thereto and all book overdrafts of Loan Parties andtheir Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

"Excess Cash Flow" means, for any fiscal year of Loan Parties and their Subsidiaries, the excess (if any) of (a) Consolidated EBITDA for such fiscal year and over(b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by Borrowers and their Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, voluntary prepayments of the Term Loan Indebtedness and scheduled principal payments of other Consolidated Funded Indebtedness, (iii) all taxes actually paid in cash by Loan Parties and their Subsidiaries, (iv) Capital Expenditures actually made by Loan Parties and their Subsidiaries in such fiscal year (excluding any reimbursement or other third party payments from private or Governmental Authorities, including the United States Department of Energy), (v) any extraordinary non-recurring gains or any non-cash gains solely to the extent they will not result in cash receipts in any future period, (vi) cash from operations used to consummate a Permitted Acquisition or Investments permitted under Section 6.3(c) relating to Investments by Material Subsidiaries of a Loan Party that are not Loan Parties in other Material Subsidiaries that are not Loan Parties or Section 6.3(k), as the case may be, plus or minus (as the case may be), and (c) Working Capital Changes.
"Exchange" has the meaning set forth in the preamble to Second Amendment.
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.
"Exchange Agreement" has the meaning set forth in the preamble to Second Amendment.
"Existing Letters of Credit" means those letters of credit described on Schedule E-2 to the Agreement.
"Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.
"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means that certain fee letter, dated as of the March 5, 2013, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent and as amended, restated, supplemented or otherwise modified.
"Fidelity" means Fidelity National Financial Venture, LLC.
"Fixed Charges" means, with respect to any fiscal period and with respect to the Loan Parties determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Charges accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Charges) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid in cash accrued during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period, other than Restricted Payments made from one Loan Party to another Loan Party.
"Fixed Charge Coverage Ratio" means, with respect to the Loan Parties for any period, the ratio of (i) Consolidated EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to the extent paid in cash (and not financed with proceeds of Indebtedness (other than Indebtedness under the Agreement), to (ii) Fixed Charges for such period.
"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
"Foreign Plan" has the meaning specified in Section 4.12(d) of the Agreement.
"Foreign Subsidiary" means any Subsidiary of any Loan Party that is not organized under the laws of the United States, any State thereof or the District of Columbia.
"FNF" has the meaning set forth in the preamble to Second Amendment.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under the Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.
"Guarantors" means, collectively, (a) Parent, (b) each Subsidiary of Parent listed on Schedule 5.12, and (c) each other Subsidiary of a Loan Party that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12 but excluding Immaterial Subsidiaries.
"Guaranty" means that certain general continuing guaranty, dated as of the Second Amendment Closing Date, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.
"Hazardous Materials" means all flammable, explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including oil, petroleum or petroleum distillates, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Loan Party or its Subsidiaries arising under, owing pursuant to, or existing in respect of Swap Contracts entered into with one or more of the Bank Product Providers.
"Hedge Provider" means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Swap Contract within 10 days after the execution and delivery of such Swap Contract with a Loan Party or its Subsidiaries; providedfurther, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Swap Contracts entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
"Holdings" means New Remy, after giving effect to the Second Amendment Closing Date Transaction.
"Holdout Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Imaging" has the meaning set forth in the preamble to Second Amendment.
"Immaterial Subsidiary" means any Subsidiary of a Loan Party that, (a) as of the date of the most recent financial statements required to be delivered pursuant to Section 5.1, (i) does not have assets (together with the assets of all other Immaterial Subsidiaries) in excess of 1.5% of Consolidated Total Assets or (ii) does not have Consolidated EBITDA (together with the Consolidated EBITDA of all other Immaterial Subsidiaries) in excess of 1.5% of the Consolidated EBITDA, and (b) is otherwise not necessary for the ongoing business operations of Loan Parties and their Subsidiaries taken as a whole. As of the Second Amendment Closing Date, the Immaterial Subsidiaries are the entities set forth on Schedule I-1
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts incurred in the ordinary course of business and repayable in accordance with customary trade practices, (y) any earn-out obligation until such obligations becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business);
(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of the Closing Date with the Agreement, executed and delivered by Parent, and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

"Intercreditor Agreement" means that certain Intercreditor Agreement dated as of the Closing Date, executed and delivered by Agent, the Term Loan Agent, each Borrower and each Guarantor. Agent hereby agrees to use commercially reasonable efforts to deliver to Administrative Borrower copies of amendments to the Intercreditor Agreement.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
"Inventory" means inventory (as that term is defined in the Code).
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.
"IPO" means the first underwritten public offering by Parent of its Equity Interests pursuant to a registration statement filed with the SEC in accordance with the Securities Act.
"IP Rights" has the meaning specified in Section 4.17 of the Agreement.
"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.
"IRS" means the United States Internal Revenue Service or any successor thereto.
"Issuing Lender" means WFCF or any other Lender that, at the request of any Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"Lender" has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.
"Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Loan Party or any of its Subsidiaries, (h) Agent's reasonable costs and expenses (including reasonable attorneys' fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a

"restructuring," or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.
"Letter of Credit" means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.
"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Disbursement" means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
"LIBOR Notice" means a written notice in the form of Exhibit L-1.
"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.
"LIBOR Rate" means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.
"LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
"LIBOR Rate Margin" means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that correspond to the Monthly Average Excess Availability Amount; provided, however, that for the period from the Closing Date through March 31, 2011, the LIBOR Rate Margin shall be at the margin in the row styled "Level II":

Level	Monthly Average Excess Availability Amount	LIBOR Rate Margin
I	If the Monthly Average Excess Availability Amount is less than 33⅓% of the Maximum Revolver Amount	2.00 percentage points
II	If the Monthly Average Excess Availability Amount is greater than or equal to 33⅓% of the Maximum Revolver Amount and less than 66⅔% of the Maximum Revolver Amount	1.75 percentage points
III	If the Monthly Average Excess Availability Amount is greater than or equal to 66⅔% of the Maximum Revolver Amount	1.50 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Monthly Average Excess Availability Amount, which will be calculated as of the end of each fiscal month. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined monthly on the first Business Day after the day Agent receives the Borrowing Base Certificate for such month; provided, however, that if Borrowers fails to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, the LIBOR Rate Margin shall be set at the margin in the row styled "Level I" as of the first day following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information. In the event that the information regarding the Monthly Average Excess Availability contained in any Borrowing Base Certificate or other information delivered by Borrowers to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a "LIBOR Rate Period") than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) Borrowers shall immediately deliver to Agent a correct Borrowing Base Certificate for such LIBOR Rate Period, (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit fees as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"Loan Documents" means the Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
"Loan Party" means any Borrower or any Guarantor.
"Locomotive Business" means the remanufacturing of engine components for the locomotive, marine and other industries, conducted by Western Reman Industrial, Inc.
"Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Loan Parties or Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document, of the enforceability or priority of Agent's Lien's with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party or its Subsidiaries, of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
"Material Contract" means, with respect to any Person, (i) each of the agreements listed on Schedule 4.26 and (ii) any other agreement the expiration or termination (other than as a result of the expiration at the end of its normal term) of which would reasonably be expected to result in a Material Adverse Effect, and (iii) any other agreement of similar business impact to the agreements listed on Schedule 4.26 on the Closing Date (and, solely with respect to Parent, Holdings and Imaging, on the Second Amendment Closing Date).

"Material Real Property" means any parcel of real property owned in fee by a Loan Party with a fair market value in excess of $10,000,000; provided, however, that the aggregate fair market value of all real properties owned in fee by the Loan Parties that are not Material Real Properties shall not exceed $25,000,000; provided, further, that in no event shall any real property owned in fee by any Loan Party with a fair market value less than $1,000,000 be required to be subject to a Mortgage in favor of Agent.
"Material Subsidiary" means any Subsidiary of a Loan Party that is not an Immaterial Subsidiary.
"Maturity Date" has the meaning specified therefor in Section 3.3 of the Agreement.
"Maximum Revolver Amount" means $95,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement; provided, that, Borrowers may elect to increase the Maximum Revolver Amount up to $115,000,000 pursuant to the terms of Section 2.1(d) hereof.
"Maximum Revolver Increase Amount" has the meaning specified therefor in Section 2.1(a)of the Agreement.
"Measurement Period" means, at any date of determination, the most recently completed 12 fiscal months of Loan Parties. Notwithstanding the foregoing, for the purposes of determining the Applicable Financial Covenant for any 12 fiscal months ending on or before September 31, 2011, Consolidated Interest Charges and the Consolidated Funded Indebtedness for such periods shall be determined on a pro forma basis after giving effect to the Loans as if the Loans were made at the beginning of the applicable Measurement Period.
"Mergers" has the meaning set forth in preamble to the Second Amendment.
"Merger Agreement" has the meaning set forth in preamble to the Second Amendment.
"Merger Sub One" has the meaning set forth in preamble to the Second Amendment.
"Merger Sub Two" has the meaning set forth in preamble to the Second Amendment.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Mortgage Policy" means American Land Title Association Lender's Extended Coverage title insurance policies.
"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

"Net Cash Proceeds" means:
(a)    with respect to any Disposition by any Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by any Lien permitted under the Agreement on the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
(b)    with respect to the sale or issuance of any Equity Interest by any Loan Party, or the incurrence or issuance of any Indebtedness by any Loan Party the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.
"Net Liquidation Percentage" means the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent.
"New Holdco" has the meaning set forth in preamble to the Second Amendment.
"New Remy" has the meaning set forth in preamble to the Second Amendment.
"NPL" means the National Priorities List under CERCLA.
"Obligations" means (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Operating Plan" means, an operating plan with respect to Loan Parties and their Subsidiaries, on a consolidated basis, approved by the Board of Directors of Parent for the forthcoming fiscal year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance of historical performance), and including plans for personnel, Capital Expenditures and facilities.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Overadvance" has the meaning specified therefor in Section 2.5 of the Agreement.
"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Participant Register" has the meaning set forth in Section 13.1(i) of the Agreement.
"Patent Security Agreement" has the meaning specified therefor in the Security Agreement.
"Patriot Act" has the meaning specified therefor in Section 4.28 of the Agreement.

"Parent" means New Holdco, after giving effect to the Second Amendment Closing Date Transaction.
"Payoff Date" means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.
"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.
"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
"Permitted Acquisition" means any Acquisition by a Borrower or any of its Material Subsidiaries of all or substantially all of the Equity Interests of, or all or substantially all of the assets constituting a business unit of, any other Person so long as, with respect to any such Acquisition, the following conditions are satisfied:

(a)    no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition and such Acquisition is consensual;
(b)    after giving effect to such Acquisition, Loan Parties shall be in pro forma compliance (determined on a pro forma basis as of the last day of the most recently ended month for which financial statements were required to have been delivered pursuant to Section 5.1) with the financial covenants set forth in Section 7, which financial covenants shall be tested at such time regardless of whether a Covenant Testing Period is in effect;
(c)    [intentionally omitted];
(d)    the target of such Acquisition shall be primarily in the same line of business as Holdings and its Subsidiaries or one reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or a reasonable extension thereof;
(e)    in the case of the Acquisition of the common stock of another Person, such Acquisition shall not be consummated by the Borrower or its Subsidiaries unless the board of directors of the target of such Acquisition shall have consented thereto;
(f)    [intentionally omitted];
(g)    concurrently with the consummation of such Acquisition and Loan Parties shall have complied with the requirements of Section 5.12 or Section 5.15, as applicable, with respect thereto (or made arrangements with Agent acceptable to Agent with respect to the provisions of such Section 5.12 or Section 5.15, as applicable);

(h)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition;
(i)    [intentionally omitted];
(j)    both immediately before and after giving effect to the consummation of the proposed Acquisition, Borrowers shall have (i) Excess Availability in an amount equal to or greater than the amount equal to 25% of the Maximum Revolver Amount and (ii) average daily Excess Availability for the 30 day period immediately preceding consummation of the proposed Acquisition (computed on a pro forma basis treating such Acquisition as having been consummated on the first day of such period) is an amount equal to or greater than the amount equal to 25% of the Maximum Revolver Amount;
(k)    [intentionally omitted]; and
(l)    Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
"Permitted Intercompany Advances" means loans or equity contributions made by (a) a Loan Party to another Loan Party, (b) a non-Loan Party to another non-Loan Party, and (c) a non-Loan Party to a Loan Party, so long as the parties thereto, so long as with respect to loans, are party to the Intercompany Subordination Agreement.
"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
"Permitted Ratio Debt" means unsecured Indebtedness incurred or issued by any Loan Party, so long as (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is 91 days after the Maturity Date or the "Maturity Date" (under and as defined in the Term Loan Credit Agreement), whichever is later (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the terms of such Indebtedness do not include any financial maintenance covenants, (c) any negative covenants included in the terms of such Indebtedness are incurrence based and in any event such negative covenants, when taken as a whole, are not more restrictive to the Loan Parties and their Subsidiaries than those set forth in the Agreement (provided that a certificate of the Chief Financial Officer of Administrative Borrower delivered to Agent in good faith at least 5 Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrowers have determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless Agent provides notice to Administrative Borrower of its objection during such five Business Day period), and (d) if such Indebtedness is subordinated, the Obligations have been, and while the Commitments and/or Obligations remain outstanding, no other Indebtedness is or is permitted to be, designated as "Designated Senior Indebtedness" or its equivalent in respect of such Indebtedness.
"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
"Pro Rata Share" means, as of any date of determination:
(a)    with respect to a Lender's obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances by (z) the outstanding principal amount of all Advances,
(b)    with respect to a Lender's obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and

(c)    with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.
"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"Public Offering" means a public offering of the Equity Interests of Parentpursuant to an effective registration statement under the Securities Act.
"Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
"Qualified Capital Stock" means any capital stock that is not Disqualified Capital Stock.
"Qualifying Bill of Lading" means a negotiable bill of lading issued by a common carrier in form and substance acceptable to Agent in its good faith determination specifying as the consignee thereof (i) the issuer of the applicable Letter of Credit issued to facilitate the payment of the goods represented by such negotiable bill of lading or (ii) Agent (or Agent's duly appointed agent) if no Letter of Credit was required to be issued as a condition to the issuance of such negotiable bill of lading.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by Loan Parties ortheir Subsidiaries and the improvements thereto.
"Real Property Collateral" means the Real Property identified on Schedule 4.8(c) and any Real Property hereafter acquired by Loan Parties ortheir Subsidiaries.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Register" has the meaning set forth in Section 13.1(h) of the Agreement.
"Registered Loan" has the meaning set forth in Section 13.1(h) of the Agreement.

"Reimbursement Undertaking" has the meaning specified therefor in Section 2.11(a) of the Agreement.
"Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
"Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
"Remy Companies" means Parent, Holdings, Borrowers and Material Subsidiaries of Borrowers.
"Remy Operating Companies" means Remy Holdings and its Material Subsidiaries.
"Reorganization Agreement" has the meaning set forth in preamble to the Second Amendment.
"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Report" has the meaning specified therefor in Section 15.16 of the Agreement.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
"Required Availability" means that Excess Availability exceeds $25,000,000.
"Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders. Notwithstanding the foregoing, Bank of America, N.A. is deemed to be a Required Lender provided Bank of America N.A.'s Pro Rata Share of the Maximum Revolver Amount is not less than 35%, and WFCF is deemed to be a Required Lender provided WFCF's Pro Rata Share of the Maximum Revolver Amount is not less than 35%.

"Responsible Officer" means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest (including in connection with any merger or consolidation), or on account of any return of capital to any Person's stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
"Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement or increased in accordance with Section 2.1(d) of the Agreement.
"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.
"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Second Amendment" means the Consent, Joinder and Second Amendment to the Credit Agreement dated as of the Second Amendment Closing Date by and among, Parent, Borrowers, Agent and the Lenders party thereto.

"Second Amendment Closing Date" means December 31, 2014
"Second Amendment Closing Date Transaction" means, collectively, the Contribution, the Merger and the Exchange together with the payment of fees, costs and expenses associated therewith.
"Second Amendment Closing Date Transaction Documents" means, collectively, the Reorganization Agreement, Merger Agreement, Exchange Agreements and all other documents ancillary thereto.
"Securities Account" means a securities account (as that term is defined in the Code).
"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Security Agreement" means a security agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Solvent" means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of a majority of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Parent.
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Swing Lender" means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
"Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.
"Synthetic Debt" means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of "Indebtedness" or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"Taxes" means all present or future taxes, levies, imposts, duties and similar deductions, withholdings, assessments or other similar charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto; provided, however, that Taxes shall exclude, with respect to the Agent, any Lender or any Participant (or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder), (i) any tax imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the United States (or any political subdivision or taxing authority thereof or therein) or by any other jurisdiction as a result of a present or former connection between the Agent, such Lender, such Participant or such other recipient and the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision or taxing authority thereof or therein), other than any such connection arising solely from the Agent, such Lender, such Participant or such other recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Loan Document), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Agent, Lender, or Participant is located, (iii) any backup withholding tax that is required by the IRC to be withheld from amounts payable to a Lender, (iv) taxes resulting from a Lender's or a Participant's failure to comply with the requirements of Section 16(c) or (d) of the Agreement, (v) any United States federal withholding taxes (a) that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, (vi) any withholding tax that is imposed under FATCA and (vii) any interest, penalties or additions to tax in respect of the foregoing.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Tax Return" shall mean all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with a Governmental Authority for taxes.
"Term B Priority Collateral" has the meaning specified in the Intercreditor Agreement.
"Term Loan Agent" means Bank of America, N.A., a national banking association.
"Term Loan Credit Agreement" means that certain Second Amended and Restated Term B Loan Credit Agreement dated as of the Second Amendment Closing Date among Remy Holdings, the Term Loan Agent and the other lenders party thereto.
"Term Loan Indebtedness" means the Indebtedness of Remy Holdings under the Term Loan Indebtedness Documents in the original principal amount of $300,000,000 and subject to the Intercreditor Agreement.
"Term Loan Indebtedness Documents" means the Term Loan Credit Agreement and each other document, agreement or instrument evidencing or relating thereto.
"Term Loan Lenders" means, collectively, the "Lenders" under and as defined in the Term Loan Credit Agreement.
"Total Commitment" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement or increased in accordance with Section 2.1(d) of the Agreement.
"Trademark Security Agreement" has the meaning specified therefor in the Security Agreement.
"Transaction" means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Term Loan Credit Agreement and the related documents to which they are or are intended to be a party, (b) the repayment in full of the outstanding Indebtedness of Borrowers and their Subsidiaries under the Existing Credit Agreements and the termination of all commitments with respect thereto and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
"Triggering Event" means, as of any date of determination, that (a) an Event of Default has occurred as of such date, or (b) Excess Availability as of such date is less than an amount equal to 25% of the Maximum Revolver Amount.
"Underlying Issuer" means Wells Fargo or one of its Affiliates.
"Underlying Letter of Credit" means a Letter of Credit that has been issued by an Underlying Issuer.
"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
"United States" means the United States of America.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"WFCF" means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.
"Working Capital Changes" means Current Assets less Current Liabilities at the end of the applicable fiscal year compared to Current Assets less Current Liabilities at the end of the previous fiscal year. Imaging shall be excluded from the calculation of Working Capital Changes for the Fiscal Year ending December 31, 2014.